Exhibit 4.10-1

[ENGLISH TRANSLATION FOR INFORMATION PURPOSES ONLY]

[TO BE RATIFIED BEFORE A NOTARY PUBLIC]

AMENDMENT AND RESTATEMENT AGREEMENT (THE “AGREEMENT”) DATED DECEMBER 6, 2023, TO THE CREDIT AGREEMENT DATED DECEMBER 20, 2021, ENTERED INTO BY (I) CEMEX, S.A.B. DE C.V., AS BORROWER (INDISTINCTIVELY, THE “BORROWER” OR “CEMEX”), HEREIN REPRESENTED BY ITS REPRESENTATIVE, MR. FERNANDO JOSÉ REITER LANDA; (II) CEMEX CONCRETOS, S.A. DE C.V., AS JOINT OBLIGOR OF THE BORROWER (THE “INITIAL JOINT OBLIGOR”) HEREIN REPRESENTED BY ITS REPRESENTATIVE, MR. FERNANDO JOSÉ REITER LANDA; (III) CEMEX OPERACIONES MÉXICO, S.A. DE C.V., AS INITIAL FIADORA OF THE BORROWER (THE “JOINT OBLIGOR (FIADORA)”) AND HEREIN REPRESENTED BY ITS REPRESENTATIVE, MR. FERNANDO JOSÉ REITER LANDA; AND (IV) BANCO MERCANTIL DEL NORTE, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BANORTE, AS LENDER, TOGETHER WITH ITS SUCCESSORS AND ASSIGNS (“BANORTE” OR THE “LENDER” AND TOGHETHER WITH THE BORROWER, THE INITIAL JOINT OBLIGOR, AND THE JOINT OBLIGOR (FIADORA), THE “PARTIES”), HEREIN REPRESENTED BY ITS REPRESENTATIVES, MESSRS. MANUEL RAMÍREZ GARCÍA AND CLAUDIA AILED DE LA ROSA REYES, PURSUANT TO THE FOLLOWING BACKGROUND, REPRESENTATIONS, AND CLAUSES:

BACKGROUND

FIRST. Loan Agreement. On December 20, 2021, the Parties entered into a Credit Agreement (the “Original Credit Agreement”), whereby, among other matters, the Lender made available to the Borrower, during the Availability Period (as such term is defined in the Original Credit Agreement) a loan (the “Original Loan”) up to a total principal amount that would not exceed the equivalent in Pesos of US$250,000,000.00 (two hundred and fifty million Dollars 00/100 legal tender in the United States of America), for general corporate purposes and the payment of the commissions, costs, and expenses related to the negotiation and execution of the Loan Documents (as such term is defined in the Original Credit Agreement).

SECOND. Guaranty. On December 22, 2021, Cemex Corp. (“Cemex Corp”), and Cemex Innovation Holding Ltd. (“Cemex Innovation” and together with Cemex Corp, the “Initial Foreign Guarantors”) granted a Guaranty for the benefit of the Lender, for purposes of securing the Borrower’s obligations under the Loan Documents.

THIRD. Borrowing of the Original Loan. Pursuant to certain borrowing notice under the Original Credit Agreement dated December 20, 2021, the Borrower borrowed the Loan for a total amount of MXN$5,230,950,000.00 Pesos (five billion two hundred thirty million nine hundred fifty thousand Pesos 00/100 National Currency) and paid the Lender on December 23, 2021, as the amount for the concept of Tranche A Structuring Fee, reference to which is made in Section 2.4, clause (e)(i)(a) of Annex A.

FOURTH. Additional Loan. The Borrower has requested an additional Loan to the Lender for an amount of up to MXN$769,050,000.00 (seven hundred sixty-nine million fifty thousand Pesos 00/100 National Currency), to be used for the refinancing of certain existing debt and the payment of commissions, costs, and expenses related to the negotiation and execution of the necessary amendments to the Loan Documents.

REPRESENTATIONS

I.  Representations of the Loan Parties. Each of the Loan Parties, individually and through its attorney-in-fact, represents as of this date:

I.1. Existence and Authorities. Each Loan Party and each Subsidiary thereof is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization.

I.2. Authorization; No Contravention. The execution and performance by each Loan Party of this Agreement has been duly authorized by all necessary corporate action, and do not contravene the terms of any of the Organization Documents.

I.3. Attorneys-in-Fact. Its attorneys-in-fact have the legal powers necessary to bind each Loan Party in terms of this Agreement, powers that have not been modified, limited, or revoked in any way as of the date of this Agreement.

I.4. Binding Effect. This Agreement has been legally executed, and constitutes a legal, valid, and binding obligation of each Loan Party, and enforceable against each of them in accordance with their respective terms, subject to applicable concurso mercantil, bankruptcy, insolvency, reorganization or other similar laws or other laws affecting creditors’ rights generally and provisions of public order.

I.5. Representations under the Original Credit Agreement. Each Loan Party hereby ratifies each of the Representations made under the Original Credit Agreement, except for those referred to a certain date, which will be understood to have been made to such date.

II.  Representations of the Lender. The Lender, through its attorney-in-fact, represents as of this date:

I.1. Existence. It is a sociedad anónima legally organized and existing under the laws of Mexico, authorized by the Ministry of Finance and Public Credit to operate as a multiple banking institution.

I.2. Powers. Its attorneys-in-fact have the legal powers necessary to bind it under the terms of this Agreement, powers that have not been amended, restricted, limited or revoked in any manner as of this date.

In testimony of the above, based on the Background and Representations contained in this Agreement, the Parties to this Agreement agree to the following:

CLAUSES

FIRST. Debt Acknowledgement. The Borrower acknowledges that, as of the date hereof, it owes the Lender, the principal amount of $5,230,950,000.00 M.N. (five billion, two hundred and thirty million, nine hundred and fifty thousand pesos 00/100 M.N.) (the “Amount Owed”), which amount does not include ordinary interest, default interest, fees, commissions, or other accessories of any other nature.

SECOND. Amendment and Restatement of the Original Credit Agreement. The Parties hereby agree to amend and restate the Original Credit Agreement in terms of the document attached hereto as Exhibit “A”.

THIRD. Legal Opinions. As of the date hereof, the Borrower agrees to deliver to the Lender:

(a)  a legal opinion by in house counsel in Mexico to the Borrower and the Initial Mexican Guarantors, substantially in the form of the document attached hereto as Exhibit “B-1”;

(b)  a legal opinion by Galicia Abogados, S.C., counsel in Mexico to the Lender, substantially in the form of the document attached hereto as Exhibit “B-2”.

FOURTH. Promissory Notes. Not later than the next Interest Payment Date after the execution of this Agreement, the Borrower, the Initial Joint Obligor, and the Joint Obligor (Fiadora) will deliver to the Lender new promissory notes (the “New Promissory Notes”) that will evidence the Amount Owed, including the new repayment schedule pursuant to the Credit Agreement (as amended pursuant to Clause Second of this Agreement).

FIFTH. Ratification of Signatures before a Notary Public. The Parties agree to ratify their signatures to this Agreement before a Mexican notary public on the execution date of this Agreement.

The Borrower (i) shall deliver to the Lender, the first original testimony of the public deed containing the ratification of signatures before the notary public, and (ii) undertakes to take all necessary actions and payments, including fees and expenses of the notary public and legal counsel to the Lender, necessary to ratify the signatures under this Agreement.

SIXTH. Novation, Modification. The execution of this Agreement will in no way constitute novation, modification, payment or dación en pago of the obligations of the Loan Parties under the Original Credit Agreement.

SEVENTH. Miscellaneous.

(a)  Costs and Expenses. Within five (5) Business Days immediately following the date of receipt thereof in writing, the Borrower shall pay the documented costs or expenses (including reasonable and documented expenses and costs of legal counsel of the Lender) incurred in the preparation and execution of this Agreement and the other Loan Documents.

(b)  Notices. All notices and other communications related to this Agreement shall be made in accordance to Section 9.4 of Clause Nine of the Credit Agreement, as amended and restated by this Agreement.

(c)   Exhibits; Schedules; Headings. The parties agree that the exhibits and schedules referred to in this Agreement form an integral part hereof. The headings of the Clauses of this Agreement have been inserted for the sole purpose of facilitating the reading of such Clauses; therefore, they do not define or limit their content. For the purposes of interpreting this Agreement, the content of its Representations and Clauses shall prevail, and in no way the headings of the latter.

(d)  Definitions. The capitalized terms used in this Agreement but not expressly defined herein, will have the meanings attributed to such terms in the Original Credit Agreement.

(e)  Independence. In the event that any of the provisions of this Agreement are declared invalid, illegal, or unenforceable, said provision shall be considered independent of the rest of this Agreement, and the validity, legality, and enforceability of the rest of the provisions shall not be affected or nullified.

(f)  Copies. This Agreement may be signed in any number of counterparts as may be agreed by the Parties hereto, all which will constitute the same Agreement.

(g)  Applicable Law; Competent Courts. The parties agree that for the interpretation and performance of this Agreement, the laws of Mexico shall apply and the Parties expressly and irrevocably submit to the exclusive jurisdiction of the competent Federal courts sitting in Mexico City, Mexico, in any dispute that may arise due to the interpretation or enforcement of this Agreement, expressly and irrevocably waiving any other jurisdiction to which they may be entitled due to their present or future domicile, or for any other reason.

[Space intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed thorough its attorneys-in-fact in December 6, 2023.

Borrower

Cemex, S.A.B. de C.V.

/s/ Fernando José Reiter Landa
Name: Fernando José Reiter Landa
Title: Attorney-in-fact

Initial Joint Obligor

Cemex Concretos, S.A. de C.V.

/s/ Fernando José Reiter Landa
Name: Fernando José Reiter Landa
Title: Attorney-in-fact

Joint Obligor (Fiadora)

Cemex Operaciones México, S.A. de C.V.

/s/ Fernando José Reiter Landa
Name: Fernando José Reiter Landa
Title: Attorney-in-fact

v

Lender

Banco Mercantil del Norte, S.A., Institución de Banca Múltiple,
Grupo Financiero Banorte

/s/ Manuel Ramírez García
Nname: Manuel Ramírez García
Title: Attorney-in-fact

/s/ Claudia Ailed de la Rosa Reyes
Name: Claudia Ailed de la Rosa Reyes
Title: Attorney-in-fact

CREDIT AGREEMENT

among

Cemex, S.A.B. de C.V.,

as Borrower,

Cemex Concretos, S.A. de C.V.,

as Joint Obligor,

Cemex Operaciones México, S.A. de C.V.,

as Joint Obligor (Fiadora),

and

Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte,

as Lender

TABLE OF CONTENTS	Page

List of Schedules
I.6	List of conflicts, litigations, and procedures as of the date of execution of the First Amendment to the Credit Agreement.
I.12	Subsidiaries and investors in capital stock as of the dated of execution of the First Amendment to the Credit Agreement.
I (a)	Existing Debt as of the date of execution of the First Amendment to the Credit Agreement

5.2	Web Pages as of the date of execution of the First Amendment to the Credit Agreement.
6.1 (f)	Existing Liens as of the date of execution of the First Amendment to the Credit Agreement.

List of Exhibits

A	Form of Compliance Certificate.
B	Form of Pricing Certificate.
C	Form of Guaranty.
D-1	Form of Promissory Note Tranche A.
D-2	Form of Promissory Note Tranche B.
E	Form of Borrowing Notice
F-1	Form of legal opinion of in house counsel in Mexico to the Borrower and the Guarantors for the date of execution of the Credit Agreement.
F-2	Form of legal opinion of counsel in New York to the Borrower and the Guarantors for the date of execution of the Credit Agreement.
F-3	Form of legal opinion of counsel in Switzerland to the Borrower and the Guarantors for the date of execution of the Credit Agreement.
F-4	Form of legal opinion of counsel in Mexico to the Lender for the date of execution of the Credit Agreement.
G-1	Form of Secretary’s Certificate.
G-2	Form of Authorized Signatory
H	Sustainability Margin Adjustment

This CREDIT AGREEMENT (the “Agreement”) is entered among:

(1)  Cemex, S.A.B. de C.V., a sociedad anónima bursátil de capital variable, organized and existing under the laws of the United Mexican States (“Mexico”), as borrower (indistinctively, the “Borrower” or “Cemex”), herein represented by its representative, Mr. Fernando José Reiter Landa;

(2)  Cemex Concretos, S.A. de C.V., a sociedad anónima de capital variable, organized and existing under the laws of Mexico and herein represented by its representative, Mr. Fernando José Reiter Landa, as joint obligor of the Borrower (the “Initial Joint Obligor”);

(3)  Cemex Operaciones México, S.A. de C.V., a sociedad anónima de capital variable, organized and existing under the laws of México and herein represented by its representative, Mr. Fernando José Reiter Landa, as fiadora of the Borrower (the “Joint Obligor (Fiadora)”);

(4)  Banco Mercantil del Norte, S.A., Institución de Banca Múltiple, Grupo Financiero Banorte, herein represented by its representatives, Messrs. Manuel Ramírez García and Claudia Ailed de la Rosa Reyes, as lender, together with its successors and assigns (“Banorte” or the “Lender”).

Pursuant to the following Representations and Clauses:

REPRESENTATIONS

I. Representations by the Loan Parties. Each of the Loan Parties, individually, through their representative, represents on this date (except for Representation I.18) and on any other date referenced in each specific Representation, that:

I.1   Existence and Powers Each Loan Party and each Subsidiary thereof (a) is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and conduct its business as currently conducted and (ii) execute the Loan Documents to which it is a party and comply with its respective obligations thereunder, and (c) has the capacity and licenses, necessary to conduct its business as currently conducted and, as applicable, in compliance under the Applicable Laws where its ownership, lease or operation of properties, except for defaults of clauses (b)(i) or (c) that could not reasonably be expected to have a Material Adverse Effect.

I.2   Authorization; No Contravention. The execution and performance by each Loan Party, of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not (a) contravene the terms of any of the Organization Documents, (b) are not in conflict with or contravene, or will result in any breach, or the creation of Liens or early or accelerated payment to be made under (i) any Contractual Obligation of the Loan Parties, as appropriate, or any of their Subsidiaries or to which their respective property is subject, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Loan Parties or any of their Subsidiaries, or their respective property is subject, and (c) violate any Applicable Law in any relevant respect.

I.3   Authorizations. The execution or performance by, or enforceability against, any of the Loan Parties hereof or any other Loan Document, does not require the approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Authority Government or any other Person, except for those that have already been obtained, approved, granted, taken, given or made, as the case may be.

I.4   Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, shall have been, at the time of execution, legally executed, and constitute, or shall constitute at the time of execution, a legal, valid and binding obligation of such Loan Party, and enforceable against each of them in accordance with their respective terms, subject to applicable concurso mercantil, bankruptcy, insolvency, reorganization or other similar laws or other laws affecting creditors’ rights generally and provisions of public order.

I.5   Financial Statements; No Material Adverse Effect.

(a)   The Borrower’s audited Financial Statements for the year ended December 31, 2022 (i) were prepared in accordance with International Financial Reporting Standards consistently applied during the relevant periods, except as otherwise expressly noted therein; (ii) reasonably present the financial and accounting condition of the Borrower and its Subsidiaries, in all its important aspects, in accordance with the International Financial Reporting Standards, as of the date thereof, as well as their funds for the periods covered thereby, except as otherwise expressly noted therein; and (iii) show all indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the year ended December 31, 2022, including, without limitation, liabilities for taxes, material commitments and Indebtedness.

(b)   The internal consolidated Financial Statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2023 (i) were prepared in accordance with International Financial Reporting Standards consistently applied during the relevant periods, except as otherwise expressly noted therein, and (ii) reasonably present the financial and accounting condition and results of operations of the Borrower and its Subsidiaries, in all its important aspects, as of the date thereof, subject to ordinary notes and adjustments derived from the year-end audit.

(c)   Since December 31, 2022, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

I.6   Litigation. As of the execution date of the First Amendment to the Credit Agreement, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby or (b) would reasonably be expected to have a Material Adverse Effect if determined adversely, except as specifically disclosed in Schedule I.6.

I.7   No Default. No Loan Party is nor any Subsidiary thereof are in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

I.8   Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title to, or rights to use, all real property necessary and/or used in the ordinary conduct of its business, except for such defects in title or use rights as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

I.9   Environmental. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties. As of the execution date of the First Amendment to the Credit Agreement. except as specifically disclosed in

Schedule I.6 or do not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of the Borrower: (a) the Borrower and its Subsidiaries have been and are in compliance with such Environmental Laws; (b) there are no claims, conflicts, litigations, or proceedings against the Borrower or its Subsidiaries, relating to an alleged violation of Environmental Laws or threatened claims, disputes, proceedings or actions against the Borrower or its Subsidiaries, pursuant to such Environmental Laws; and (c) there are no events or circumstances relating to the business or operations of the Borrower and its Subsidiaries that are reasonably likely to cause the Borrower or its Subsidiaries to incur Environmental Liabilities.

I.10   Insurance. The properties of the Borrower and its Subsidiaries are insured by financially sound insurance companies (which may be Affiliates of the Borrower), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the relevant Subsidiaries operate.

I.11   Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other Tax returns and reports required to be filed, and have paid or withheld all Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided to the extent required by International Financial Reporting Standards, or (b) to the extent that the failure to do so would not have a Material Adverse Effect.

I.12   Subsidiaries. As of the execution date of the First Amendment to the Credit Agreement: (a) the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule I.12, and except as indicated in Part (a) of Schedule I.12 all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower and/or one or more Subsidiaries of the Borrower, free and clear of all Liens (other than non-consensual Liens which may arise by Applicable Law), (b) the Borrower has no direct equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule I.12, and (c) all of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

I.13   Disclosure. No written report, Financial Statement, certificate or other written information furnished by or on behalf of any Loan Party to the Lender, as of the execution date hereof, in connection with the transactions contemplated hereby and the negotiation of this Agreement (in each case, as amended or supplemented by other information furnished by or on behalf of any Loan Party) contains any relevant misstatement of material fact or omits to state any relevant fact necessary to make the statements therein, when furnished and after giving effect to all supplements thereto, in the light of the circumstances pursuant to which they were made, not misleading in any relevant respect; provided that, with respect to projected financial information and other projections, the Borrower represents only that such projections were prepared in good faith based upon assumptions believed to be reasonable at the time they were furnished (it being understood by the Lender that such projections are as to future events and are not to be viewed as completed or existing facts, such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projections shall be realized and that actual results during the period or periods covered by any such projections may significantly differ from the projected results and such differences may be material).

I.14   Compliance with Laws. Each Loan Party, and each Subsidiary thereof, is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) the Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

I.15   Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, without, to the knowledge of the Borrower, infringement, misappropriation or other violation of the Intellectual Property Rights of any other Person, except for any such failure to own, license or possess, or such infringement, that would not reasonably have a Material Adverse Effect. To the knowledge of the Borrower, no product, service, process, method, substance, part, or other material now used by the Borrower or any Subsidiary in the conduct of their business as currently conducted infringes, misappropriates, or otherwise violates upon any Intellectual Property Rights held by any other Person, except for any such infringement, misappropriation or violation which would not reasonably be have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary, which, either individually or in the aggregate, would reasonably have a Material Adverse Effect. To the knowledge of the Borrower, in the two (2) year period preceding the execution date hereof, there has been no unauthorized use, access, interruption, modification, or corruption of any information technology systems (or any sensitive or personal information stored or contained therein or transmitted thereby) owned or controlled by the Borrower or any of its Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

I.16   Sanctions. None of the Borrower, any of its Subsidiaries, or the directors of the Borrower or, to the knowledge of the Borrower, any adviser, officer, agent, employee, or Affiliate or other person acting on behalf of the Borrower or any of its Subsidiaries is, or is Controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject or the target of any Sanction (including the designation as a “specially designated national” or “blocked person”), nor is the Borrower, any of its Subsidiaries located, organized or resident in a Designated Jurisdiction; and the Borrower shall not directly or knowingly indirectly use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any Person that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (ii) to fund or facilitate any activities of or business in any Designated Jurisdiction or (iii) in any other manner that shall result in a violation of Sanctions by any Person participating in the transaction, whether as an initial purchaser, advisor, investor or otherwise. The Borrower and its Subsidiaries are not now knowingly engaged in any dealings or transactions with any Person that is the subject or the target of Sanctions or with any Designated Jurisdiction.

I.17   Anti-Corruption Laws. During the five (5) years prior to the execution date hereof, none of the Borrower, any of its Subsidiaries, or the directors of the Borrower or, to the knowledge of the Borrower, any adviser, officer, agent, employee or Affiliate or other person acting on behalf of the Borrower or any of its Subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or -controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) (except for any violation of Applicable Law resulting from matters under investigation as of the execution date hereof, as disclosed in the Borrower’s annual report on Form 20-F for 2022 filed with the SEC) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, the Mexican General Law of the National Anticorruption System (Ley General del Sistema Nacional Anticorrupción), the Mexican Federal Criminal Code (Código Penal Federal), the Mexican General Law of Administrative Responsibilities (Ley General de Responsabilidades Administrativas), or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit; except, in each case, for matters under investigation by the U.S. Department of Justice and the staff of the SEC. During the five (5) years prior to the execution date hereof, the Borrower and its Subsidiaries have instituted, and maintain and enforce, policies and procedures reasonably designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

I.18   Solvency. As of the execution date hereof, the Borrower is Solvent.

I.19   Immunity. Each Loan Party is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party, and the execution, delivery and performance by it of such Loan Documents constitute private and commercial acts rather than public or governmental acts. None of the Loan Parties nor any of their respective properties is entitled to any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, setoff or proceeding, (either by summons to court, attachment prior to judgment or any other proceeding) arising under the Loan Documents.

I.20   Pari Passu Status. The obligations of the Borrower and each Guarantor under the Loan Documents to which such Person is a party constitute direct, senior, unsecured, and unsubordinated obligations of the Borrower or such Guarantor, as applicable, and, under current Applicable Law, rank at least pari passu in right of payment with all other direct, senior, unsecured, and unsubordinated obligations of the Borrower or such Guarantor (other than Indebtedness having priority by operation of law).

II.  Representations by Lender. The Lender, through its attorneys-in-fact, represents on this date that:

II.1   Existence. It is a sociedad anónima legally organized and existing under the laws of Mexico, authorized by the Ministry of Finance and Public Credit to operate as a multiple banking institution.

II.2  Powers. Its attorneys-in-fact have the legal powers necessary to bind it under the terms of this Agreement and the other Loan Documents to which it is a party, powers that have not been amended, restricted, limited or revoked in any manner as of this date.

II.3   Authorizations. It has all the legal and corporate authorizations necessary to enter into this Agreement, as well as to comply with its obligations hereunder.

II.4   No Contravention. The execution of this Agreement and the other Loan Documents to which it is a party, as well as the performance of the obligations herein and therein, do not constitute a violation of its Organization Documents, nor do they constitute a violation, breach or event of prepayment of, or pursuant to (i) any contract or agreement to which it is a party or by virtue of which they are bound, or (ii) any Applicable Law.

II.5   Binding Effect. This Agreement and the other Loan Documents are and create a legal, valid and binding obligation of the Lender, and enforceable against it in accordance with their terms, subject to applicable concurso mercantil, bankruptcy, insolvency, reorganization or other similar laws or other laws affecting creditors’ rights generally and provisions of public order.

NOW, THEREFORE, the Parties hereto agree to the following:

ARTICLES

Article I. Defined Terms; Interpretation. (a) Defined Terms. Capitalized terms used herein and not otherwise defined in any other Article or Section hereof shall have the meanings assigned to them in this Article.

“2023 Credit Agreement” means the credit agreement dated October 29, 2021 (as amended from time to time, including by certain restatement agreement dated October 30, 2023), entered into between Cemex, S.A.B. de C.V., as borrower, Citibank, N.A., as administrative agent, ING Capital LLC, as sustainability structuring agent, Citigroup Global Markets, Inc., as global coordinator, joint lead arranger and joint bookrunner, BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, BofA Securities Inc., BNP Paribas, Credit Agricole Corporate and Investment Bank, ING Bank N.V., Dublin Branch, JPMorgan Chase Bank, N.A., and Mizuho Bank, Ltd, as joint lead arrangers and joint bookrunners, and the lenders from time to time party thereto.

“Additional Foreign Guarantors” means any Person organized and existing under the laws of a country other than Mexico, and who, with the written acknowledgment of the Borrower, executes a guarantee as a guarantor for the purposes of guaranteeing the Borrower’s obligations under the Loan Documents, substantially in the form of Exhibit C, and who, timely, but no later than within the following ten (10) Business Days fromany request from the Lender, delivers information and documentation reasonably requested by the Lender in order to comply with the applicable regulations and provisions regarding anti-money laundering and customer identification (“know your customer”).

“Additional Guarantors” means the Additional Mexican Guarantors and the Additional Foreign Guarantors.

“Additional Joint Obligors (Fiadoras)” means any Person organized and existing under the laws of Mexico, who adheres to this Agreement as fiadora for purposes of securing the Borrower’s obligations under the Loan Documents, through an agreement in terms reasonably satisfactory to the Lender, and who, timely, but no later than within the following ten (10) Business Days after any Lender’s written request, that provides information and documentation reasonably requested by the Lender in order to comply with the applicable regulations and provisions regarding anti-money laundering and customer identification (“know your customer”).

“Additional Joint Obligors” means any Person organized and existing under the laws of Mexico, and who adheres to this Agreement as joint obligor for purposes of guaranteeing the Borrower’s obligations under the Loan Documents, through an agreement in terms reasonably satisfactory to the Lender, and who, timely, but no later than within the following ten (10) Business Days after any Lender’s request, that provides information and documentation reasonably requested by the Lender in order to comply with the applicable regulations and provisions regarding anti-money laundering and customer identification (“know your customer”).

“Additional Mexican Guarantors” means the Additional Joint Obligors and the Additional Joint Obligors (Fiadoras).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control of the said Person.

“Agreement” means, this loan agreement, including its schedules and exhibits and any amendment or restatement thereof.

“Alternative Fuels” are defined following the Global Cement and Concrete Association Sustainability Guidelines, as in effect on the execution date hereof, for co-processing fuels and raw materials in cement manufacturing and include industrial waste, municipal solid waste, biomass residues and tires.

“Annual Period” means each calendar year.

“Applicable Law” means, with respect to any Person, (i) any law (including Environmental Laws), regulations, ordinances, rules, norms, judgments, orders, decrees, permits, official standards (normas técnicas), guidelines, international sanctions regime, judicial orders, concessions, or other governmental provisions or restrictions or any interpretation or administration of any of the foregoing by any Governmental Authority, any of the foregoing, local or foreign, by virtue of which said Person or all or any of its assets, are bound, and (ii) any directive, guideline, policy, requirement or any form of decision or similar determination by any Governmental Authority that is mandatory, in each case, currently or in the future.

“Applicable Margin” means, for each Interest Period, the relevant basis points according to the following table based on the Borrower’s Consolidated Leverage Ratio (calculated in accordance with Section 6.4), in force at the beginning of the Interest Period in question, provided that said basis points shall be subject to increases and decreases pursuant to the Sustainability Margin Adjustment applicable in terms of Exhibit H:

Consolidated Leverage Ratio	Applicable Margin
Greater than three point twenty-five times (3.25x)
Less than or equal to three point twenty-five times (3.25x) but greater than two point seventy-five times (2.75x)
Less than or equal to two point seventy-five times (2.75x) but greater than two point twenty-five times (2.25x)
Less than or equal to two point twenty-five times (2.25x)

“Approved Fund” means any Person (except for an Individual) who is involved in the making, purchase, holding or in the investment or making of commercial credits and similar loans in the ordinary course of its activities; that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Banorte” has the meaning assigned to it in the preamble hereof.

“Borrower Materials” has the meaning assigned to it in Section 5.2.

“Borrower’s Account” means, the account for deposits in Mexican currency number 0213505532, CLABE 072580002135055324, that the Borrower maintains with Banorte, or any other account that the Borrower opens and maintains with Banorte, for the purpose of receiving the proceeds of the Borrowing disbursed by Banorte, as indicated by the Borrower in the relevant Borrowing Notice.

“Borrower” has the meaning assigned to it in the preamble hereof.

“Borrowing Date” means, the date indicated in the Borrowing Notice, which is at least three (3) Business Days after the date on which the Lender receives said Borrowing Notice, on which the Borrower shall make the Borrowing of the Loan.

“Borrowing Notice” has the meaning assigned to it in Section 2.2(b) hereof.

“Borrowing” has the meaning assigned to it in Section 2.2(a) hereof.

“Business Day” means, any day other a Saturday or Sunday, or a day on which credit institutions are authorized or required to close in Mexico City, Mexico, in accordance with the applicable provisions issued by the National Banking and Securities Commission.

“CCP Rate” means the Costo de Captación a Plazo de Pasivos denominated in Mexican Pesos published by Banco de Mexico on its official website (www.banxico.org.mx or any other that replaces it).

“Cementitious Product” means all clinker volumes produced by a company for cement making or direct clinker sale, plus gypsum, limestone, cement kiln dust and mineral components consumed for blending of cement, plus blending, plus all cement substitutes produced. Clinker bought from third parties for the production of cement shall not constitute Cementitious Product.

“Cemex” has the meaning assigned to it in the preamble hereof.

“CETE Rate” means the rate of the Certificados de la Tesorería de la Federación published by Banco de Mexico on its official website (www.banxico.org.mx or any other that replaces it) and for a similar period to the Interest Period notified by the Lender.

“Change in Law” means the occurrence, after the First Amendment to the Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the beneficial ownership of twenty percent (20%) or more in voting power of the outstanding Voting Stock of the Borrower is acquired by any Person. Notwithstanding the foregoing, a transaction shall not be deemed to constitute a Change of Control if (1) the Borrower becomes a direct or indirect Wholly Owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction, are substantially the same as the holders of the Borrower’s Voting Stock immediately prior to that transaction, or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) has beneficial ownership of twenty percent (20%) or more in voting power of the Voting Stock of such holding company.

“Commitment” has the meaning assigned to it in Section 201(a) of this Agreement. .

“Common Stock” means, with respect to any Person, any and all shares, equity interests (partes sociales), interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the execution date of this Agreement or issued thereafter, and includes, without limitation, all series, and classes of such common equity interests. For the avoidance of doubt, “Common Stock” of the Borrower shall be deemed to include the Borrower’s American Depositary Receipts and ordinary participation certificates (certificados de participación ordinarios).

“Compliance Certificate” means, a certificate signed by a Responsible Officer of Cemex as appropriate, substantially in the form of Exhibit A.

“Consolidated Coverage Ratio” means, on any date of determination, the ratio of (a) the Consolidated Net Debt on such date between (b) the Consolidated EBITDA of said Person for the last one (1) year period ending on such date.

“Consolidated Debt” means, at any date, the sum (without duplication) of (a) the aggregate amount of all Financial Debt of the Borrower and its Subsidiaries on a consolidated basis at such date, plus or minus, as applicable, (b) to the extent not included in Financial Debt, the aggregate net mark-to-market amount, which may be positive or negative, of all Swap Contracts (except to the extent such exposure is cash collateralized to the extent permitted under, or not restricted by, the Loan Documents). Notwithstanding the foregoing, Consolidated Debt shall exclude any existing or future obligations under any Securitization, any subordinated notes with no fixed maturity (which shall include, for the avoidance of doubt, the Borrower’s US$1,000 million 5.125% subordinated notes with no fixed maturity and the Borrower’s US$1,000 million 9.125% subordinated notes with no fixed maturity subordinated notes), and any Indebtedness (whether in the form of perpetual, convertible, hybrid or similar securities or financial instruments) that is subordinated to the obligations under the Loan Documents.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, operating earnings before other (expenses) income, plus net depreciation and amortization expense, in each case determined in accordance with International Financial Reporting Standards, as adjusted for any Discontinued EBITDA, and solely for the purpose of calculating the Consolidated Leverage Ratio on a Pro Forma Basis for any Material Disposition and/or Material Acquisition.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of: (a) consolidated interest expense, to the extent such expense has been deducted (and not added back) in computing consolidated net income (or loss), including (i) amortization of original issue discount resulting from the issuance of indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of obligations under any hedge agreements or other derivative instruments pursuant to International Financial Reporting Standards), (iv) net payments, if any, made (less net payments, if any, received) pursuant to interest rate obligations under any hedge agreements with respect to indebtedness, (v) penalties and interest relating to taxes, and (vi) any expensing of bridge, commitment or other financing fees, and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses; plus (b) consolidated capitalized interest and the interest component of Leases that constitute Indebtedness of such person for such period, whether paid or accrued.

“Consolidated Leverage Ratio” means, on any date of determination, the ratio of (a) Consolidated Net Debt on such date to (b) Consolidated EBITDA of such Person for the last one (1) year period prior to said date.

“Consolidated Net Debt” means, at any date, for the Borrower and its Subsidiaries on a consolidated basis, the Consolidated Debt net of Cash (as stated in the relevant line item of the Financial Statements in question, as determined in accordance with the International Financial Reporting Standards) of the Borrower and its Subsidiaries that would not appear as “restricted” on a balance sheet in accordance with International Financial Reporting Standards on such date.

“Contractual Obligation” means, as to any Person,) any provision included in (a) any security issued by such Person or (b) any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” the power to direct the management and policies of a Person, directly or indirectly, whether through the ability to exercise voting power, by contract or otherwise.

“Convertible Debt” means any (a) Indebtedness the terms of which provide for the conversion to or exchange for Common Stock of the Borrower, cash in exchange, and/or a combination of Common Stock of the Borrower and cash, or (b) contingent convertible units and related credit note purchase agreements.

“Covenant Modification Date” means the date on which Covenant Modification Event has occurred, as notified to the Lender by the Borrower pursuant to a certificate signed by a Responsible Officer of the Borrower, provided that such notice is delivered no later than five (5) Business Days after such Covenant Modification Event has occurred.

“Covenant Modification Event” means the occurrence of all of the following events, concurrently: (i) no Default or Event of Default has occurred and is continuing and (ii) a “Suspension Period” (as such term is defined in the Indenture as of the date hereof without any waiver or amendment thereto) is continuing under the Indenture; provided that if the Notes (as defined in the Indenture) are repaid or otherwise no longer outstanding, the immediately preceding clause (ii) shall be replaced in its entirety by the requirement that the Borrower has Investment Grade Ratings from two Rating Agencies.

“Covenant Reversion Date” means the date on which any of the following has occurred, as notified to the Lender by the Borrower pursuant to a certificate signed by a Responsible Officer of the Borrower: (i) the Borrower ceases to have Investment Grade Ratings from two Rating Agencies, (ii) a Default or an Event of Default occurs and is continuing or (iii) the applicable “Suspension Period” (as such term is defined in the Indenture as of the date hereof without any waiver or amendment thereto) under the Indenture is terminated or is otherwise no longer applicable.

“Default Interest Rate” has the meaning assigned to it in Section 2.6 hereof.

“Default” means any event, act, or condition that, by the mere expiration of the applicable cure period, if any, by giving of any notice, or both, would be an Event of Default.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanction (at the time of the First Amendment to the Credit Agreement,, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).

“Discontinued EBITDA” means, for any period, the sum for Discontinued Operations of the operating income for such period plus, without duplication and to the extent deducted in determining such discontinued operating income, depreciation, amortization expense and impairment of assets of the Discontinued Operations. For the avoidance of doubt, the Discontinued EBITDA shall be added to the Consolidated EBITDA for any period for which the Disposition of the Discontinued Operations has not yet occurred.

“Discontinued Operations” means operations that are accounted for as discontinued operations for which the Disposition of the corresponding assets has not yet occurred.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” means (a) certain financial institutions and other institutional lenders that have been specified to the Lender by the Borrower in writing at any time prior to the execution date of the First Amendment to the Credit Agreement, (b) any of the Borrower’s competitors that have been specified to the Lender by the Borrower in writing at any time and periodically, and (c) in the case of each of clauses (a) and (b), any of their respective Affiliates that are either (i) identified in writing by the Borrower periodically, or (ii) clearly identifiable based on such Affiliate’s name.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar agreement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “US$” means, dollars, lawful currency in the United States of America.

“Environmental Law” means, the General Law of Ecological Balance and Environmental Protection, the General Law of Wildlife, the Regulations of the General Law of Ecological Balance and Environmental Protection in Matters of Environmental Impact Assessment, and any law, treaty, regulation, rule, ordinance, statute, decree, order or judicial resolution, , issued by a Governmental Authority, in matters of, or that refers to, the protection and conservation of the environment or the use and exploitation of natural resources, as well as those that regulate the use, disposal, storage, final disposal and in general the management or release into the environment of pollutants or hazardous materials, in each case, that are applicable to the Loan Parties and the real estate owned or in possession of said parties.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), whether based in contract, implied or express warranty, criminal or civil statute, pursuant to or arising from (a) any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares or equity interest of Capital Stock of such Person and any rights or options to purchase any of the foregoing (but excluding any Convertible Debt), whether voting or nonvoting, and whether or not such shares, equity interests, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” means each of the events described in Article VII.

“Excluded Taxes” means any Taxes imposed on or with respect to the Lender (or any successor or assignees) (the “Recipient”) required to be withheld or deducted from a payment to a Recipient, as or as a result of (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, the lending office that grants any loan pursuant to this Agreement located in, the jurisdiction imposing such Tax, or (ii) that are imposed as a result of a present or past connection between the Recipient and the jurisdiction imposing such Tax, or (b) any withholding Taxes in excess of the withholding Taxes that would have been imposed had such Recipient been a Qualified Entity at the time of payment.

“Existing Debt” means the Indebtedness described Schedule 1(a) hereof.

“Final Repayment Date” means the fifth anniversary of the execution date of the First Amendment to the Credit Agreement and, if it is not a Business Day, the immediately preceding Business Day.

“Financial Debt” means, at any date with respect to any Person, the sum (without duplication) of the following, in each case, as determined in accordance with International Financial Reporting Standards:

(a)	Indebtedness of such Person pursuant to clause (a) of the definition thereof;

(b)	Indebtedness of such Person pursuant to clause (b) of the definition thereof;

(c)	Indebtedness of such Person pursuant to clause (c) of the definition thereof;

(d)	Indebtedness of such Person pursuant to clause (e) of the definition thereof;

(e)	Indebtedness of such Person pursuant to clause (f) of the definition thereof; and

(f)	all Guarantees of such Person in respect of any of the foregoing.

“International Financial Reporting Standards” means, the International Financial Reporting Standards (IFRS), as they are in force from time to time.

“First Amendment to the Credit Agreement” means the amendment and restated agreement dated December 6, 2023, entered by the Borrower, as borrower, the Initial Joint Obligor, as joint obligor, the Initial Joint Obligor (Fiadora), as joint obligot (fiadora), and the Lender, as lender.

“Financial Statements” means, with respect to any Person, the statement of financial position, the statement of income and the statement of cash flows, seen as a whole, which may or may not be audited, as indicated in this Agreement.

“Financial Statements as of Closing” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Foreign Guarantors” means the Additional Foreign Guarantors and the Initial Foreign Guarantors.

“Governmental Authority” means any of the executive, legislative or judicial branches, regardless of the manner in which they act, either Federal, state or municipal, as well as any municipal government body, any government agency, instrumentality, ministry, stock or futures exchange, administrative department, administrative or regulatory authority, registry, entity or court (including, without limitation, banking and tax authorities), decentralized body or equivalent entity or any state, department or other political subdivision thereof, or any governmental body, authority (including any central bank or tax authority) or any entity that exercises government, executive, legislative or judicial functions, whether of Mexico, United States of America or other nations.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor to allow the Primary Obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of any Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” or “Guarantors” means, jointly or individually, as the context may require, the Initial Guarantors and the Additional Guarantors.

“Guaranty” means the Guaranty made by the Initial Foreign Guarantors in favor of the Lender, substantially in the form of Exhibit C.1

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes, or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

1 To be discussed with the USA and Swiss legal advisors if the existing Guarany needs to be amended or if any other action is required.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with the International Financial Reporting Standards (except as expressly set forth below):

(a)   all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)   all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments which, for the avoidance of doubt, shall not deemed Indebtedness until they are required to be funded;

(c)   net obligations of such Person under any Swap Contract (as determined in accordance with the International Financial Reporting Standards);

(d)   all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) if (i) one of the primary reasons behind entering into such obligation is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(e)   Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements) but only to the extent of the fair market value of the property secured thereby, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)   the aggregate amount of all financial obligations arising under any Leases of such Person recognized in the consolidated statement of financial position of such Person in accordance with the International Financial Reporting Standards less the sum (without duplication) of (i) all obligations to pay the deferred purchase price of properties or services and (ii) all obligations of such Person with respect to product invoices incurred in connection with export financing;

(g)   all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment before the Final Repayment Date (other than at the option of such Person) in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)   all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, and in any case only to the extent of the recourse to such Person.

“Indemnitee” has the meaning assigned to it in Article VIII hereof.

“Indenture” means the Indenture dated as of January 12, 2021 (as it may be amended or supplemented from time to time in accordance with the terms thereof), among the Borrower, The Bank of New York Mellon, as trustee, and the guarantors party thereto.

“Initial Foreign Guarantors” means Cemex Corp., a company organized and existing under the laws of the United States of America, and Cemex Innovation Holding Ltd., a company organized and existing under the laws of the Swiss Confederation.

“Initial Guarantors” means the Initial Mexican Guarantors and the Initial Foreign Guarantors.

“Initial Joint Obligor” has the meaning assigned to it in the preamble hereof.

“Initial Joint Obligor (Fiadora)” has the meaning assigned to it in the preamble hereof.

“Initial Mexican Guarantors” means the Initial Joint Obligor and the Joint Obligor (Fiadora).

“Intellectual Property Rights” has the meaning assigned to it in Representation I(15) hereof.

“Interest Payment Date” means, with respect to the Loan, the last day of each Interest Period of the Loan.

“Interest Period” means (i) initially the period that begins on (and includes) the Borrowing Date and that ends on (but excludes for purposes of calculating interest) the twenty-third calendar day of the month that occurs one (1), three (3), or six (6) months after the Drawdown Date, as notified by the Borrower to the Lender in the Borrowing Notice, and ( (ii) subsequently, for each of the subsequent periods, the period that begins on (and includes) the last day of the immediately preceding Interest Period and that ends on (but excludes for the purposes of calculating interest) the twenty-third calendar day of the month that occurs one (1), three (3), or six (6) months after the applicable Interest Period, as notified in writing by the Borrower to the Lender with at least five (5) Business Days before the start of the Interest Period to which the period in question will be applicable, provided that:

(a)	no Interest Period shall extend beyond the Final Repayment Date;

(b)

any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

In the event that the Borrower fails to notify the duration of an Interest Period, it will be understood that the period in question will have a term equal to the term of the Interest Period immediately preceding the Interest Period in question.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Joint Obligor (Fiadora)” or “Joint Obligors (Fiadoras)” means jointly or individually, as the context may require, the Initial Joint Obligor (Fiadora) and the Additional Joint Obligors (Fiadoras).

“Joint Obligor” or “Joint Obligors” means, jointly or collectively, as the context may require, the Initial Joint Obligor and the Additional Joint Obligors.

“KPI Metrics Reviewer”

means, with respect to any KPI Metric, KPMG Cárdenas Dosal, S.C.; or any replacement KPI Metrics Reviewer thereof as designated from time to time by the Borrower; provided that any such replacement KPI Metrics Reviewer (a) shall be (i) a qualified external reviewer (other than an Affiliate of the Borrower), with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing (for the avoidance of doubt, any “big four” auditing firm or other auditing firm of recognized national standing shall be an acceptable replacement KPI Metrics Reviewer) or (ii) another firm designated by the Borrower and approved by the Lender, and (b) shall apply standards and methodology of review that are the same as or substantially consistent with the standards and methodology of review used in the Borrower’s KPI Metrics Report delivered by the Borrower for the immediately preceding Annual Period, except for any changes to such standards and/or methodology that (x) are consistent with the generally accepted industry standards or (y) if not so consistent, are proposed by the Borrower and approved by the Lender.

“KPI Metrics Report” means a report that may take the form of any nonfinancial disclosure of the Borrower’s performance of one or more KPI Metrics, prepared by or on behalf of the Borrower for one or more KPI Metrics for a specific Annual Period, and published on an Internet or intranet website to which each Lender has been granted access free of charge (or at the expense of the Borrower). Such KPI Metrics Report shall be reviewed by the KPI Metrics Reviewer.

“KPI Metrics” means:

means:

(a)

(i) direct CO2 emissions related to the production of cement and clinker (excluding on site electricity production) and (ii) indirect CO2 emissions from purchased electricity, in each case, measured in kg of CO2 per ton of Cementitious Product, minus emissions from biomass fuel sources and Alternative Fuels;

(b)	the amount of clinker consumed to produce clinker content in Cementitious Products; and

(c)	the percentage of fuel consumption from Alternative Fuels compared to the total fuel consumption for cement plant operations in a given period.

“Lease” means, regarding any Person, the obligations of such Person under a contract, or part of a contract, that conveys the right to the use of an asset (the underlying asset) for a period of time in exchange for consideration. For the avoidance of doubt, for purposes of this definition and its application to the Borrower, short-term and little-value leases as defined by the Borrower’s policy under International Financial Reporting Standards are excluded.

“Lender” has the meaning assigned to it in the preamble hereof.

“Lien” means any mortgage, pledge, non-possessory pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title of a real property, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing); provided, however, that the following shall only constitute a Lien in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset:

(i)  the sale, transfer or other Disposition of any of the assets of the Borrower or its Subsidiaries on terms whereby they can be leased to or re-acquired the Borrower or its Subsidiaries;

(ii)  the sale, transfer or other Disposition of any of the Borrower’s or its Subsidiaries’ receivables on recourse terms;

(iii)  the entering into any arrangement under which money or the benefit of a bank account or other account may be applied, set-off or made subject to a consolidation of accounts; or

(iv)   the entering into any other preferential arrangement having a similar effect as those described in (i) to (iii) above.

“Loan Documents” means, the collective reference to this Agreement, the Fist Amendment to the Credit Agreement, each Promissory Note, the Guaranty, their respective schedules and exhibits, as well as any other document executed or granted thereunder, including, in each case, any amendments, supplements or additions thereto.

“Loan Party” or “Loan Parties” means the collective reference to the Borrower and the Guarantors, or any of them individually, as the context may require.

“Loan” has the meaning assigned to it in Section 2.1(a) hereof.

“Material Acquisition” means any (a) acquisition of property or series of related acquisitions of property that constitutes assets comprising all or a relevant part of the entire operating unit, division or line of business or (b) acquisition of or other investment in the Equity Interests of any Subsidiary or any person which becomes a Subsidiary or is merged or consolidated with the Borrower or any of its Subsidiaries, in each case, which involves the payment of consideration by the Borrower and its Subsidiaries in excess of US$250.0 million (or its equivalent in other currencies).

“Material Adverse Effect” means (a) a material adverse change in the business, financial condition, operations, performance or properties of the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of any Loan Party to perform its payment Obligations under any Loan Document or (ii) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, the Lender under any Loan Documents.

“Material Disposition” means any Disposition of assets or series of Dispositions of related assets that generate gross profit for the Borrower or any of its Subsidiaries in excess of US$250.0 million (or the equivalent in other currencies).

“Mexican Guarantors” means the Additional Mexican Guarantors and the Initial Mexican Guarantors.

“Mexico” has the meaning assigned to it in the preamble hereof.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Loan Parties resulting from any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the start of or against any of the Loan Parties or any Affiliate thereof, as a result of, any insolvency or bankruptcy proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities, reimbursements and other amounts (including all fees, charges, expenses and disbursements of counsel to the Lender) payable to the Lender by any of the Loan Parties under any Loan Document, and (b) the obligation of the Loan Parties, as the case may be, to reimburse any amount in respect of any of the foregoing that the Lender, in each case in its sole discretion, has the right to elect to pay or advance on behalf of the Borrower, precisely in accordance with the terms and conditions of the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Interest Rate” means, in connection with the Loan and for each Interest Period thereof, the TIIE Rate plus the Applicable Margin, provided that, if the TIIE Rate is not published on the first Business Day of any Interest Period, the Ordinary Interest Rate shall be the Successor Rate plus the Applicable Margin.

“Organization Documents” means, with respect to any Person, its articles of incorporation and current bylaws, or equivalent documents, however designated.

“Participant Register” has the meaning assigned to it in Section 9.2(d) hereof.

“Participant” has the meaning assigned to it in Section 9.2(d).

“Payment Account” means the account for deposits in national currency number 1129-82758-3, CLABE 072580011298275838, opened in Banorte, or any other account in Banorte that the Lender notifies in writing to the Borrower prior to the corresponding payment, in the which the sums corresponding to principal, interest, or any other amount owed to the Lender will be deposited in accordance with the Loan Documents.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Pesos” or “$” means, pesos, lawful currency in Mexico.

“Pricing Certificate Inaccuracy” has the meaning assigned to it in Section 2.10(d) hereof.

“Pricing Certificate” means a certificate substantially in the form of Exhibit B signed by a Responsible Officer of the Borrower attaching (a) true and correct copies of each KPI Metrics Report for the immediately preceding Annual Period which must set forth the Sustainability Margin Adjustment for the period covered thereby and for the KPI Metrics disclosed therein, and computations in reasonable detail in respect thereof and (b) if any KPI Metrics Report was reviewed by the KPI Metrics Reviewer, a review report of the KPI Metrics Reviewer containing its customary limited assurances (or such other assurances as may be reasonably acceptable to the Lender) with respect to the computations in such KPI Metrics Report.

“Principal Repayment Date” means (i) the twenty-third calendar day of the calendar months indicated in the table contained in Section 2.4(a), provided that, if said day is not a Business Day, the Principal Repayment Date will be the following Business Day, unless said Business Day occurs in the following calendar month, in which case the Principal Repayment Date will be the previous Business Day, and (ii) the Final Payment Date..

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder in respect of a specified measurement period, compliance with such covenant or test after giving effect to any Material Acquisition or Material Disposition, using, for purposes of determining such compliance, the historical financial statements of all entities or assets acquired or disposed of and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Material Acquisition or Material Disposition which has been consummated during such period had been consummated on the first day of such period.

“Process Agent” means CEMEX NY Corporation, or any other Person designated by the Foreign Guarantors periodically pursuant to the Guaranty.

“Promissory Note” or “Promissory Notes” means, collectively, the Tranche A Promissory Note and the Tranche B Promissory Note.

“Qualified Entity” means any Lender (or, if such Lender acts through a branch, agency, the principal office of such Lender) that (a) is the effective beneficiary of the payments made by any Loan Party organized under the laws of Mexico hereunder, (b) meets the requirements imposed by article 166-I, paragraph (a), Section (2) (or any other successor provision) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and delivers to the Borrower the information described in Sections 3.18.18. and/or 3.18.19, as applicable, of the Resolución Miscelánea Fiscal para 2023 (Tax Resolution for 2023) (or any substitute or successor provisions), and (c) is a resident for tax purposes of a country with which Mexico has entered into a treaty for the avoidance of double taxation that is in effect.

“Rating Agencies” mean Fitch, Moody’s and S&P. In the event that Fitch, Moody’s or S&P is no longer in existence or issuing ratings, such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 15c3-1(c)(2)(vi)(F) of the Exchange Act or any successor provision) designated by the Borrower with notice to the Administrative Agent.

“Register” has the meaning assigned to it in Section 9.2(c) hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chairman of the board, the chief executive officer, president, chief financial officer, any vice president, treasurer, assistant treasurer, comptroller, secretary, assistant secretary or representative of the Loan Parties, and solely for purposes of the delivery of incumbency certificates pursuant to Clauses 2 and 4, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender. Any document delivered pursuant to this Agreement that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate actions on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Sanctioned Lender” means any Person reasonably believed by the Borrower to be either a sanctioned Person or any Person to which an assignment of right and/or obligations hereunder could put the Borrower and/or any of its Affiliates in a position of actual or potential non-compliance with Applicable Law (including, but not limited to, Sanctions).

“Sanctions” means any economic or financial sanction administered or enforced by the United

States Government (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Securitization” means a transaction or series of related transactions providing for the securitization of receivables and related assets by the Borrower or its Subsidiaries, including a sale at a discount; provided that (i) such receivables have been transferred, directly or indirectly, by the originator thereof to a person that is not the Borrower or any of its Subsidiaries in a manner that is considered an absolute conveyance (or, where the originator is organized under the laws of Mexico, a true sale), and not merely a pledge, under the laws and regulations of the jurisdiction in which such originator is organized; and (ii) except for customary representations, covenants and indemnities, such sale, transfer or other securitization is carried out on a non-recourse basis or on a basis where recovery is limited solely to the collection of the relevant receivables (other than where such recourse or recovery is required pursuant to the Applicable Laws or regulations in any jurisdiction).

“Solvent” means, with respect to the Borrower, that as of the date of determination, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries on a consolidated basis does not exceed the present fair saleable value of the present assets of the Borrower and its Subsidiaries on a consolidated basis; (b) the capital of the Borrower and its Subsidiaries on a consolidated basis is not unreasonably small in relation to its business as contemplated on the date of determination; (c) the Borrower and its Subsidiaries on a consolidated basis do not intend to incur, or believe that they shall incur, debts beyond their ability to pay such debts as they become due in the ordinary course of business; or (d) the Borrower and its Subsidiaries do not fall in any of the events of Articles 9, 10 or 11 of the Bankruptcy Law or Article 2166 of the Civil Code. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Subsidiary” means, with respect to any Person and at any time, any corporation, partnership, joint venture, trust, estate or any other entity of which (or in which) more than fifty percent (50%) of its voting stock are, in that time, directly or indirectly, owned by, or Controlled by, said Person, directly or indirectly, or by a Person that is Controlled by said Person.

“Successor Rate” has the meaning assigned to it in Section 2.5(b) hereof.

“Sustainability Margin Adjustment” means an adjustment to the Applicable Margin for any KPI Metric as provided by this Agreement.

“Sustainability Pricing Adjustment Date” has the meaning assigned to it in Section 2.10(a) hereof.

“Sustainability Recalculation Event” has the meaning specified in Section 2.13(d).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swiss Federal Tax Administration” means the tax authorities referred to in article 34 of the Swiss Federal Act on Withholding Tax of 13 October 1965, as from time to time amended (Bundesgesetz über die Verrechnungssteuer).

“Taxes” means, any tax, assessment, use, withholding, fee, deduction, charge or other fiscal obligation together with interests, penalties, fines or surcharges derived therefrom, payable to any Governmental Authority in accordance with Applicable Law, including social security fees, housing or retirement savings.

“TIIE Rate” means, for each Interest Period, the twenty-eight (28) day, ninety-one (91) day, or one hundred eighty-two (182) day, Interbank Equilibrium Interest Rate published by the Banco de México in the Official Gazette of the Federation, the first Business Day of said Interest Period, as appropriate to the interest period notified by the borrower to the lender.

“Tranche A Credit Availability Period” means, the period that begins on the execution date hereof and ends on January 20, 2022.

“Tranche A Promissory Note” means, with respect to the Tranche A Loan, non-negotiable promissory note (pagaré no negociable) made by the Borrower as issuer and the Mexican Guarantors, as guarantors (avalistas) in favor of a Lender, for the principal amount of the Loan borrowed by the Borrower, and substantially in the form of Exhibit D-1.

“Tranche A Structuring Fee” has the meaning assigned to it in Section 2.4, clause (e)(i) hereof.

“Tranche B Credit Availability Period” means, the period that begins on the execution date of the First Amendment of the Credit Agreement and ends thirty (30) calendar days from the execution of the First Amendment of the Credit Agreement.

“Tranche B Promissory Note” means, with respect to the Tranche B Loan, non-negotiable promissory note (pagaré no negociable) made by the Borrower as issuer and the Mexican Guarantors, as guarantors (avalistas) in favor of a Lender, for the principal amount of the Loan borrowed by the Borrower, and substantially in the form of Exhibit D-2.

“Tranche B Structuring Fee” has the meaning assigned to it in Section 2.4, clause (e)(ii) hereof.

“Use of Loan Proceeds” has the meaning assigned to it in Section 5.11 hereof.

“Voting Stock” means, any shares or equity interests representing the capital stock of a commercial company, and any interests, participations or other equivalents (however designated) in any Person (other than a commercial company), Mexican or foreign, that grant their holders in general voting rights (excluding any Convertible Debt) to appoint members of the board of directors (or equivalent officials).

“Wholly Owned Subsidiary” means, for any Person, any Subsidiary of which at least 99.5% of the outstanding Equity Interests (other than, in the case of a Subsidiary not organized in the United States, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to Applicable Law) is owned by such Person or any other Person that satisfies this definition in respect of such Person.

(b)   Rules of Interpretation. In this Agreement:

(i)   capitalized terms shall be equally applicable in the singular and plural forms according to their respective meanings;

(ii)   when the context so requires, any pronoun must include the corresponding masculine or feminine or neutral form;

(iii)   references to this Agreement or any other contract, agreement or document, or any specific provision thereof, should be construed as references to said instrument or provision as amended in accordance with their respective terms;

(iv)   references to Article, Sections, clauses, paragraphs, schedules and exhibits, shall be understood to be made with respect to the Article, Sections, clauses, paragraphs, schedules and exhibits of this Agreement, unless otherwise inferred from the context;

(v)   each of the schedules and exhibits attached to this Agreement form an integral part hereof;

(vi)   the words “including,” “includes” and “include” shall be deemed to be followed by the phrase “without limitation,” unless otherwise expressly provided in this Agreement, and

(vii)  any accounting terms that are not defined in clause (a) immediately above shall have the meaning that corresponds to said items in accordance with the Financial Reporting Standards.

Article II.  The Loan.

Section 2.1.  Commitment.

(a)   Loan. Subject to the terms and conditions set forth herein, the Lender makes available to the Borrower, (i) during the Tranche A Availability Period, a loan (apertura de crédito simple) up to the principal aggregate amount not exceeding the equivalent in Pesos of US$250.0 million (the “Tranche A Loan”) calculated using the exchange rate to settle obligations denominated in foreign currency published in the Official Gazette of the Federation (Diario Oficial de la Federación) on the Business Day immediately preceding the date of the Borrowing Notice, and (ii) during the Tranche B Availability Period a loan (apertura de crédito simple) up to the principal aggregate amount not exceeding the equivalent in Pesos of MXN$769’050,000.00 (seven hundred sixty-nine million fifty Pesos 00/100 National Currency) (the “Tranche B Loan” and together with the Tranche A Loan, the “Commitment”).

(b)   Acceptance; Items included in the Loan; Non-Revolving Loan. The Borrower accepts the Loan made available to it and agrees, once disbursed, and received, to repay it in accordance with the terms of this Agreement and each Promissory Note. Notwithstanding the Use of Loan Proceeds, the Loan does not include the interests, expenses and fees of any kind the Borrower is required pay and agreed upon in this Agreement. The Loan is made as a crédito simple, and so any amounts borrowed and repaid by the Borrower of said Loan may not be borrowed again.

Section 2.2.  Borrowing.

(a)   Borrowing of the Loan. (i) Subject to the provisions of Clause Fourth, section (a), the Borrower shall use the Tranche A Loan in Pesos in a single borrowing (the “Borrowing”) within the Tranche A Availability Period, up to an amount equal to the Commitment corresponding to the Tranche A Loan, provided that the conditions precedent described in Clause Fourth, section (a) have been satisfied. The Borrowing of the Tranche A shall cease without any responsibility to the Lender once the Tranche A Availability Period has concluded. Therefore, the Lender will not have any obligation to disburse any balance (if any) of the Commitment corresponding to the Tranche A Loan, which the Borrower has not drawn down during the Tranche A Availability Period.

(ii) Subject to the provisions of Clause Fourth, section (b), the Borrower shall use the Tranche B Loan in Pesos in a single borrowing (the “Borrowing”) within the Tranche B Availability Period, up to an amount equal to the Commitment corresponding to the Tranche A Loan, provided that the conditions precedent described in Clause Fourth, section (b) have been satisfied. The Borrowing of the Tranche B shall cease without any responsibility to the Lender once the Tranche B Availability Period has concluded. Therefore, the Lender will not have any obligation to disburse any balance (if any) of the Commitment corresponding to the Tranche B Loan, which the Borrower has not drawn down during the Tranche B Availability Period

(b)   Borrowing Notice. No later than at twenty (20:00) hours, Central Mexico time, at least three (3) Business Days prior to the proposed Borrowing Date, the Borrower shall provide to the Lender borrowing request substantially in the form of Exhibit E (the “Borrowing Notice”), which must include (i) the amount in Pesos of the Tranche A Loan or, if applicable, the amount of the Tranche B Loan, which, as a whole, may not exceed the amount of the Commitment, (ii) in the case of the Tranche A Loan, the exchange rate used to calculate the amount of the disbursement, which must correspond to the exchange rate to settle obligations denominated in foreign currency published in the Official Gazette of the Federation (Diario Oficial de la Federación) on the Business Day immediately preceding the date of the Borrowing Notice , (iii) the proposed Borrowing Date, and (iv) the duration of the initial Interest Period. Delivery to the Lender of the Borrowing Notice constitutes the irrevocable request by the Borrower requiring the Lender to disburse the amounts set forth therein in accordance with the terms hereof.

(c)   Deposit of the Borrowing. If the Borrowing Notice has been delivered to the Lender as provided in this Section 2.2 and the conditions precedent described in Article IV, section (a) or (b), as applicable, have been satisfied (or the Lender has waived them in writing), no later than 1:00 pm, Central Mexico time of the Borrowing Date proposed in the Borrowing Notice, the Lender shall deposit to the Borrower, in the Borrower’s Account, in Pesos and in immediately available funds, the amount of the Loan, to be disbursed in accordance with clause (b) above.

(d)   Reduction of the Loan. If the Borrower has not borrowed all or a portion of the Loan funds in a timely manner, the Borrower agrees that the full amount of the Loan shall be automatically reduced by an amount equal to the amount of the Loan that has not been borrowed by the Borrower.

Section 2.3.  Use of Proceeds. The Borrower shall use the full amount of the Loan solely and exclusively for the purposes included in the Use of Loan Proceeds.

Section 2.4.  Repayment of the Loan; Fees.

(a)   Repayment of the Loan. The Borrower shall repay the Lender the unpaid principal amount of each Loan in five (5) consecutive semiannual installment on each Principal Repayment Date which occur in the months set forth in the table below. On each Principal Repayment Date, the Borrower shall pay an amount equal to that resulting from calculating the repayment percentage indicated in the following table to the amount borrowed in respect to the Loan as it has been reduced as a result of any previous prepayment (unscheduled), provided that no balance of, or amount payable on or under the Loan may remain unpaid beyond the Final Repayment Date.

Number of Prepayments	Prepayment Percentage
Principal Repayment Date that occurs on the thirty-sixth month (36) following the execution date of the First Amendment to the Credit Agreement.	20%
Principal Repayment Date that occurs on the forty-second month (42) following the execution date of the First Amendment to the Credit Agreement.	20%
Principal Repayment Date that occurs on the forty-eighth month (48) following the execution date of the First Amendment to the Credit Agreement.	20%
Principal Repayment Date that occurs on the fifty-fourth month (54) following the execution date of the First Amendment to the Credit Agreement.	20%
Final Repayment Date	The total principal amount of all Loans on the Final Repayment Date

(b)   Voluntary Loan Prepayments. The Borrower may prepay, without any penalties, at any time, in whole or in part, the unpaid balance of the Loan, pro rata between the Tranche A Loan and the Tranche B Loan, prior written notice delivered to the Lender no later than 01:00 pm, Central Mexico time, of the day that is three (3) Business Days before the date on which the prepayment is intended to be made, specifying the relevant amount. Any prepayment of the Loan shall be for a minimum amount of principal equal to $50,000,000.00 (fifty million Pesos 00/100) or a multiple of $1,000,000.00 (one million Pesos 00/100) in excess of said amount. All principal prepayments shall be paid together with (i) any interest accrued on said principal amount on the date of the relevant prepayment and (ii) any breakage costs in accordance with Section 2.8, clause (a), only if that said payment is made on a date other than an Interest Payment Date. The prepayment notice by the Borrower shall constitute an irrevocable obligation to pay, at its expense, the amount of the Loan indicated therein, due precisely on the date indicated therein, provided that the reference notification may be revoked by the Borrower by notifying the Lender no later than at seventeen (17:00) hours, Central Mexico time, one (1) Business Day before the date in which advance payment is intended to be made, without any cost or penalty of any nature. Said partial prepayments shall be applied to the payment of the unpaid principal amounts of the Loan, in the manner indicated by the Borrower to the Lender in the relevant prepayment notice.

(d)   Mandatory Loan Prepayments. If a Change of Control occurs, the Borrower shall prepay the principal unpaid balance of the Loan in full on the date that said Change of Control is effective, provided that payment shall include (i) the interest accrued on said principal amount on the date of the relevant prepayment and (ii) any breakage costs in accordance with Section 2.8, clause (a), only if that said payment is made on a date other than an Interest Payment Date.

(e)   Fees. (i) The Borrower will pay the Lender a structuring fee (the “Tranche A Loan Structuring Fee”) equivalent to (a) 65 bps (sixty-five basis points) with respect to the amount of the Commitment corresponding to the Tranche A Loan plus the applicable Value Added Tax, which shall be generated on the execution date of this Agreement and shall be payable no later than the earlier of (1) the date on which the Borrowing is made under the Tranche A Loan, or (2) the later Business Day of the Tranche A Availability Period, and (b) 25 bps (twenty-five basis points) with respect to the amount of the

Commitment corresponding to the Tranche A Loan plus the applicable Value Added Tax, which will be generated on the execution date of the First Amendment to the Credit Agreement and will be payable no later than February 2, 2024.

(ii) The Borrower shall pay the Lender a structuring fee equal to 25 bps (twenty-five basis points) with respect to the amount of the Commitment corresponding to the Tranche B Loan plus the applicable Value Added Tax (the “Tranche B Structuring Fee”). Said fee shall be generated on the execution date of the First Amendment to the Credit Agreement and shall be payable no later than February 2, 2024.

The Lender shall notify the Borrower of the amount of each fee described above, and the Borrower shall notify the Lender of the payment made of such fee. The lack of such determination and notice by the Lender shall not exempt Borrower from the obligation to make the relevant payment as calculated in good faith by the Borrower. Once the relevant payment has been made, the Lender shall provide a copy to the Borrower of the applicable tax receipts.

Section 2.5.  Ordinary Interest.

(a)   Ordinary Interest Rate. The Borrower is hereby required to pay the Lender, without any prior request, on each Interest Payment Date, ordinary interest on the unpaid balance of the Loan, as of the Borrowing Date and until it is fully repaid, at an annual interest rate for each Interest Period equal to the Ordinary Interest Rate.

(b)   Impossibility to Determine the TIIE Rate. If on the first day of any Interest Period it is impossible to determine the value of the TIIE Rate according to the definition provided for in this Agreement, either because the TIIE Rate ceases to exist or its publication is temporarily suspended, during said Interest Period, instead of the TIIE Rate, the following rates shall be used, precisely in the order indicated below (and the rate that results from applying the following rules shall be the “Successor Rate”):

first,	the rate published by Banco de México as the successor rate of the TIIE Rate or, if Banco de México does not publish any successor rate for the TIIE Rate, then;

second,	a rate equal to the sum of the CETE Rate (corresponding to the Interest Period notified by the Borrower) as published on the date closest to the first Business Day of the relevant Interest Period (or, if it is not published on that date, the most recent published price available on that date) plus the difference between the CETE Rate and the TIIE Rate according to the values of said rates published on the Business Day immediately prior to the date on which the TIIE Rate ceased to be published, or, if the CETE Rate is not published in accordance with this Agreement, then;

third,	the CCP Rate as published on the date closest to the first Business Day of the relevant Interest Period (or, if it is not published on that date, the most recently published price available on that date) plus the difference between the CCP Rate and the TIIE Rate in accordance with the values of said rates published on the Business Day immediately preceding the date on which the TIIE Rate ceased to be published, or, in the event that the TIIE Rate, the CETE Rate and the CCP Rate cease to exist, or at the time of making the interest calculation, its price is not known, then;

fourth,	any rate the Lender agrees with the Borrower, in good faith and in writing, as the substitute interest rate for the TIIE Rate for the purposes hereof.

provided that (i) from the date on which the TIIE Rate or the CETE Rate or the CCP Rate, as the case may be, ceases to exist and until the date on which the quote of the relevant successor rate is known, or the date on which the TIIE Rate is published again or the date on which the parties agree on the applicable successor interest rate, the Successor Rate shall be the interest rate applicable to the immediately preceding Interest Period, (ii) if the TIIE Rate ceases to be published for a period exceeding thirty (30) calendar days, and in said period the quote of a successor interest rate or the CETE Rate or the CCP Rate was not known, and the Lender and the Borrower could not agree on the applicable successor interest rate, then the applicable interest rate shall be the market rate determined by the Lender as the rate that has a financial cost substantially similar to the cost of the TIIE Rate, which shall immediately be notified to the Borrower, including in said notice the basis assumptions for its determination, and (iii) any interest rate determined in accordance with this Section 2.5, clause (b), shall cease to apply when, at the beginning of any subsequent Interest Period, Banco de México republishes the TIIE Rate, its successor rate, or the CETE Rate or CCP Rate is known.

(c)   Computation of Interest. Ordinary interest shall be paid on each Interest Payment Date, in arrears, and shall be calculated by the number of days actually elapsed on the basis of a 360-day year. The Lender shall communicate to the Borrower, as soon as possible, but in any case, at least seven (7) Business Days prior to each Interest Payment Date, any determination of the interest rate that it makes based on the provisions of this Agreement. Said determinations shall be, absent manifest error, shall be conclusive and binding upon the Loan Parties, as appropriate. The lack of such determination by the Lender shall not exempt the Borrower from the obligation to make the relevant payment as calculated in good faith by the Borrower.

(d) Retroactive Applicable Margin Adjustments. If, as a result of any restatement of or other adjustment to the Financial Statements of the Borrower or for any other reason, the Borrower or the Lender determines that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate, and (ii) an accurate calculation of the Consolidated Leverage Ratio would have resulted in higher pricing of the Applicable Margin for such period, the Borrower shall immediately and retroactively be required to pay to the Lender, on demand by the Lender, no later than within ten (10) days from the date of the relevant demand, an amount equal to the excess of the amount of interest that should have been paid for such period if the Consolidated Leverage Ratio had been accurately calculated, minus the amount of interest and fees actually paid for such period. This clause (b) shall not limit the rights of the Lender under Section 2.6 or Article VII; provided that any inaccuracy described in this clause (b) shall not constitute a Default or Event of Default with respect to Article VII, clause (a) or (c) so long as (x) the Lender complies with the terms of this clause (b) and (y) the Borrower was in compliance with the covenants in Section 6.5 at the date the Consolidated Leverage Ratio was inaccurately calculated (as evidenced by a proper calculation of the Consolidated Leverage Ratio as of such date). The Borrower’s obligations under this clause (b) shall survive the termination of the Commitment and the repayment of all other Obligations hereunder.

Section 2.6.  Default Interest. In case of delay in the payment of any amount (or portion thereof) payable under the Loan Documents (except for interest), said amount shall accrue default interest (instead of ordinary interest) on the amount due and unpaid since, the date said payment should have been made and up to, and including, the date of its full payment, excluding the payment date, at an annual rate equal to the applicable Ordinary Interest Rate multiplied by two (2) (the “Default Interest Rate”). Default interest shall be paid on demand by the Borrower and shall be calculated by the number of days of the default (as indicated in this paragraph) based on a 360-day year.

Section 2.7.  Payments Generally.

(a)   Payments Generally. (i) The Borrower’s obligations are absolute and all payments of principal, interest and other amounts payable by Borrower hereunder or under the other Loan Documents, shall be made in Pesos to the Lender’s address indicated in Section 9.4 or such other address as indicated in accordance with said Section 9.4, or in the Payment Account in accordance with clause (b) below, before 01:00 pm (Central Mexico time), in accordance with the terms of this Agreement, unconditionally, and without withholding or setoff. All payments and prepayments under this Agreement or the other Loan Documents shall be made by wire transfer of immediately available funds. Any payment received by the Lender after 01:00 pm (Central Mexico time) shall be deemed made the next Business Day and the applicable interest shall continue to accrue. The Borrower shall provide the Lender with the documentation and information that proves the respective payment within three (3) Business Days after the corresponding payment date.

The account statement issued by the Lender shall describe the amounts of interest, fees or expenses paid under this Agreement.

(ii)   No amount payable on or under the Loan may remain unpaid beyond the Final Repayment Date.

(b)   Charges to Account; Setoff. Notwithstanding the foregoing, each of the Loan Parties expressly authorizes and irrevocably instructs the Lender, who shall have the right but not the obligation, to:

(i)   withdraw and charge from the Payment Account, all amounts payable under this Agreement and the other Loan Documents, on the applicable payment dates, with the Borrower required to maintain sufficient funds to make said payments on the applicable dates. The authorization contained in this paragraph does not release the Borrower from its payment obligation but until the Lender receives all the amounts owed to it, having this authorization is irrevocable as long as there are unpaid balances of the Loan, and.

(ii)   in the event that an Event of Default occurs and any Loan Party is required to pay the Lender any amount under the Loan Documents and said Loan Party fails to comply with said payment obligation, offset any unpaid and payable debt under the Loan Documents the Lender may have in its favor and payable by any Loan Party for any reason, precisely up to an amount equal to the amount due and unpaid to the Lender, without the need for any requirement, notice or demand of any nature.; and

(iii)   for such purposes, the Lender may charge to any account that the Borrower has with the Lender, that is liquid including deposit, demand, savings, term, provisional or definitive and/or investment accounts (if liquid), any overdue and unpaid debts payable by the Loan Party in question, as principal, interest, fees, documented expenses and accessories exclusively under the Loan Documents, this authorization being irrevocable as long as there are unpaid credit balances. Within three (3) Business Days following the date on which the setoff or charge in question is made, the Lender must notify in writing to the Borrower of the setoff or charge made pursuant to the irrevocable instructions contained in this clause (b), provided that the lack of said notice shall not affect the validity of said charge or setoff.

(c)   Waterfall. The parties undertake and agree that the amounts any of the Borrower or the Guarantors, as applicable, pay to the Lender in connection with the Loan under the Loan Documents shall be applied in the following order (to the extent existing):

first,	to the payment of the value added tax on fees and expenses payable to the Lender, if any;

second,	to the payment of any expense or fee the Borrower owes to the Lender under the Loan Documents;

third,	to the payment of the value added tax, default interests of the Loan, pro rata between the Tranche A Loan and the Tranche B Loan, , if any, incurred pursuant to this Agreement;

fourth,	to the payment of the default interests of the Loan, pro rata between the Tranche A Loan and the Tranche B Loan, if any, incurred pursuant to this Agreement until the date on which the payment in question is made;

fifth,	to the payment of the value added tax on default interest on the Loan, pro rata between the Tranche A Loan and the Tranche B Loan, if any, accrued under this Agreement;

sixth,	to the payment of ordinary interest on the Loan;

seventh,	to the payment of unpaid principal amounts of the Loan pro rata between the Tranche A Loan and the Tranche B Loan.

Section 2.8.  Performance Protection; Change in Applicable Law; Illegality.

(a)   Breakage Costs. Unless otherwise indicated in this Agreement if the Borrower makes any payment or advance payment of the principal amount of the Loan, on a date other than an Interest Payment Date, the Borrower hereby irrevocably agrees to indemnify the Lender for any loss, cost or expense documented in the certificate described in the following paragraph and suffered by it as a result of the foregoing.

Upon prior request from the Borrower, the Lender shall inform, in detail and in writing, if it will incur in any breakage costs derived from the circumstances described in the preceding paragraph, through the delivery of a certificate from the Lender indicating the relevant amount. Said certificate shall be conclusive and binding for the Borrower absent manifest error or explicit in its calculation. The Borrower is required to pay on demand the amounts that derived from said certificate.

(b)   Change in Applicable Law. In the event of (a) the adoption or taking effect of any law, rule, regulation, or treaty, (b) any change in any law, rule, regulation, or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, that enters into force after the execution date of this Agreement, and that (1) subjects the Lender to Additional taxes (other than Taxes subject to payment of additional sums under Section 2.9 and other than the Taxes described in subsection (c) of the definition “Excluded Taxes”) on the Loan or Commitment of the Lender, or any portion thereof, or on the payments of principal or interest payable to the Lender under the Loan Documents, or (2) imposes any additional requirement for the establishment of reserves with respect to assets, deposits or other obligations on loans made by the Lender or imposes on the Lender, any additional regarding requirements or capitalization rates (including any requirements or requests or agreements that affect the manner in which the Lender distributes its capital resources to its various obligations) or affects the cost of the Lender’s funding as a result of any of the foregoing events, and provided that said legal provisions or interpretations are general and binding, and have not been legally contested by the Lender, or their application has been temporarily or permanently suspended or declared not definitively applicable in its favor, then (i) the Borrower shall have the right (but not the obligation) to pay in advance and without any fees, the unpaid balance of the Loan owed to the Lender on the earlier of (a) the following Interest Payment Date, or (b) the date on which the provision of general application of any Applicable Law or interpretation enters into force, and if it decides not to make said payment, (ii) the Borrower irrevocably agrees to pay the Lender, with the prior written request of the Lender, the amount or additional amounts detailed and necessary to offset said additional costs or reductions.

The Lender shall deliver a certificate indicating the applicability of the regulation or interpretation, in detail, and such additional amounts. The provisions of said certificate shall be final and mandatory for the Borrower, manifest error absent or explicit, in the calculation thereof, the Borrower agrees to pay to the Lender the amounts indicated in said certificate no later than the following Interest Payment Date or the date that is ten (10) Business Days after the request, whichever is later.

(c)   Illegality. If after the execution date hereof, any Applicable Law to the Lender or any of its offices in charge of the management and funding of the Loan is modified, or the interpretation of any Applicable Law is changed by any competent Governmental Authority and, as a consequence thereof, it is illegal for the Lender to make or maintain the Loan in its favor, the Borrower, at the request of the Lender, shall prepay, on the earlier to occur, (i) within ninety (90) days following the Lender’s request or (ii) within the period of entry into force of, or that indicated in, the applicable modified provisions, the unpaid balance of the Loan owed to the Lender without any penalty, together with any interest, costs and expenses and the amounts that are required to offset the Lender for any additional cost or expense incurred as a result of said prepayment since the last Interest Payment Date and until the date of the prepayment in question, provided that the Lender shall deliver to the Borrower the calculations related to said costs or expenses, and said costs and expenses shall be conclusive and binding, absent manifest error in the calculation thereof.

Section 2.9.  Taxes. (a) The Loan Parties agree to pay the amounts payable under the Loan Documents without any withholding, deduction or setoff, and free and clear of any present or future Taxes, except as required by Applicable Law.

If at any time, under Applicable Law, any of the Loan Parties must withhold from any payment to be made to the Lender under the Loan Documents, any Tax imposed by any Governmental Authority, provided that said legal provisions are of general and binding application, and have not been legally contested by the Lender, or their application has been temporarily or permanently suspended or declared not definitively applicable in its favor, and, in each and every case, said Taxes are not Excluded Taxes (in which case this provision will not be applicable) then, the Loan Parties shall pay the Lender in the corresponding payment date the additional required amounts for it to receive the full amount that it would have received if said withholding or deduction had not been made, shall make the applicable withholding or deduction (to the extent that said payment does not breach the Applicable Laws) on said amounts and shall make the payment of the Tax in question to the applicable Governmental Authority, no later than on the date on which said Tax is due and payable, and shall deliver to the Lender any other information and documentation that is required by the Lender to prove that said Tax has been paid in full and in a timely manner, in accordance with the provisions of the Applicable Law.

(b)   The Loan Parties shall release and hold harmless the Lender from any liability that may exist for any Taxes withheld and not disclosed to the relevant Government Authorities, excluding in every and any case by and regarding the Excluded Taxes, and agree to reimburse it for any amount that has been effectively paid, derived from Taxes (except as required by the Applicable Law and excluding in each and every case by and regarding the Excluded Taxes) caused from any payment pursuant to this Agreement;

(c)   The obligations of the Loan Parties under this Section 2.9 shall survive during the full period of statute of limitations of the Taxes, regardless of whether the Loan made hereunder is fully repaid prior to the end of said period.

Section 2.10.  Sustainability Adjustments.

(a)   Following the date on which the Borrower provides a Pricing Certificate pursuant to Section 5.14 in respect of its most recently ended Annual Period, the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Margin Adjustment shall be determined as of the fifth (5th) Business Day following receipt by the Lender of a Pricing Certificate based upon the KPI Metrics set forth in such Pricing Certificate and the calculation of the Sustainability Margin Adjustment therein (such day, the “Sustainability Pricing Adjustment Date”), and (B) each change in the Applicable Margin resulting from a Pricing Certificate shall be in force on the first date of the Interest Period immediately following the applicable Sustainability Pricing Adjustment Date or, if the Sustainability Pricing Adjustment Date is the same as the commencement of an Interest Period, on said date, and shall end the last day of the Interest Period on which the Sustainability Pricing Adjustment Date occurred (or, in the case of non-delivery of a Pricing Certificate, the last day of the Interest Period in which said Pricing Certificate could have been delivered under Section 5.14).

(b)   For the avoidance of doubt (i) the Borrower may only deliver a Pricing Certificate with respect to any Annual Period, and (ii) any Sustainability Margin Adjustment shall be iterative and not cumulative year after year.

(c)   If the Borrower fails to provide a Pricing Certificate within the period indicated in Section 5.14, the Sustainability Margin Adjustment shall be positive five (5) basis points, commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 5.14 and shall be in force as of the first day of the Interest Period immediately following the date on which the Pricing Certificate should have been delivered and until the Borrower delivers a Pricing Certificate to the Lender and a new Applicable Margin is determined pursuant to Section 2.10(a) above, provided that pending delivery of a Pricing Certificate no Default or Event of Default shall occur.

(d)   If (i) (a) any of the Borrower or the Lender identifies any material inaccuracy in the Sustainability Margin Adjustment or the KPI Metrics as reported on the applicable Pricing Certificate (a “Pricing Certificate Inaccuracy”) and, if it was the Borrower who had knowledge of the Pricing Certificate Inaccuracy, not later than thirty (30) Business Days after obtaining knowledge thereof delivers a written notice to the Lender describing such Pricing Certificate Inaccuracy in reasonable detail, or (b) the Borrower and the Lender agree that there was a Pricing Certificate Inaccuracy at the time of delivery of the relevant Pricing Certificate and, (ii) a proper calculation of the Sustainability Margin Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Margin for such period, then the Borrower shall be required to pay to the Lender, promptly on demand by the Lender, but in no event in less than ten (10) Business Days after the Borrower has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to: (x) the amount of interest that should have been paid for such period, pursuant to the proper calculation, less (y) the amount of interest actually paid for such period. If the Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, the proper calculation of the Sustainability Margin Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Margin for such period, then, upon receipt by the Lender of notice from the Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Margin Adjustment or the KPI Metrics, as applicable), commencing on the Business Day following receipt by the Lender of such notice, the Applicable Margin shall be adjusted to reflect the corrected calculations of the Sustainability Margin Adjustment or the KPI Metrics, as applicable.

As used below, “Sustainability Recalculation Event” means (i) any material acquisition, disposition, merger or similar transaction or series of related transactions consummated by the Borrower and its Subsidiaries whereby, as a result of the consummation of such transaction or series of related transactions any of the KPI Metrics would reasonably be expected to be (as determined in good faith by the Borrower), or shall be, increased or decreased by 10% or more (on a consolidated basis) as compared to the KPI Metrics in effect immediately prior to the consummation of such transaction, (ii) a material change to the KPI Metrics calculation methodologies (as determined in good faith by the Borrower) or (iii) any Change in Law applicable to any party hereto the result of which shall (A) prohibit or modify any sustainability calculation hereunder or cause any other violation of any sustainability provision hereunder, or impose or modify any reporting obligation in respect thereof, (B) cause the Borrower to fail to attain or maintain any KPI Metric or target or threshold with respect thereto or (C) prohibit or otherwise limit such party’s ability to make or maintain the Loans hereunder after applying the sustainability provisions hereunder. If, after the date hereof, there occurs any Sustainability Recalculation Event (it being understood and agreed that such Sustainability Recalculation Event shall follow the Sustainability Linked Loan Principles as most recently published by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, as may be amended from time to time), and either (i) the Borrower notifies the Lender in writing that the Borrower requests an amendment to any provision hereof to eliminate, accommodate or otherwise take into account the effect of such Sustainability Recalculation Event, or (ii) the Lender notifies the Borrower of an amendment to any provision or provisions hereof for such purpose (it being understood and agreed that any such notice may be given before or after such Sustainability Recalculation Event has occurred), then (A) the Borrower and the Lender shall negotiate in good faith to amend the provisions hereof to eliminate, accommodate or otherwise take into account the effect of such Sustainability Recalculation Event for the period from and after the occurrence of such Sustainability Recalculation Event, and (B) the provisions of this Agreement shall be interpreted on the basis of the provisions in effect and applied immediately prior to such Sustainability Recalculation Event for a period of not more than 30 days (unless the provisions hereof shall have been amended in accordance herewith or such notice shall have been withdrawn). If, after 30 days following any such notice, the consent of the Borrower and the Lender has not been obtained, there will cease to be any Sustainability Margin Adjustment (including for purposes of determining the Commitment Fee) until such time as the parties hereto can agree upon any such adjustments in accordance with the terms hereof.

(f)   The parties agree that any Pricing Certificate Inaccuracy shall not constitute a Default or Event of Default under this Agreement, provided that the Borrower complies with the terms of this Section with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, (i) any additional amounts required to be paid pursuant to clause (d) above shall not be due and payable until a written demand is made for such payment by the Borrower or the Lender in accordance with clause (d) above, (ii) any nonpayment of such additional amounts prior to such demand for payment by the Borrower or the Lender shall not constitute a Default (whether retroactively or otherwise), and (iii) none of such additional amounts shall be deemed overdue prior to such a demand or shall accrue interest at the Default Rate prior to such a demand, unless said amounts are owed with respect to the entry of an order, judgment or resolution with respect to the Borrower in accordance with Applicable Law.

(g)   The Lender shall have no responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Margin Adjustment (or for the KPI Metrics or any of the other data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate, or for evaluating or determining any Pricing Certificate Inaccuracy (and the Lender may rely conclusively, and shall not incur any liability in so relying, on any such certificate or related notice, without further inquiry).

Article III.   Guarantors.

Section 3.1.  Joint Obligors (Fiadoras).

(a)   Guarantee (Fianza). Each Joint Obligor (Fiadora) hereby becomes a joint obligor (fiadora civil) of the Borrower with respect to the Lender and hereby guarantees the full and timely payment of each of the payment obligations of the Borrower under this Agreement and under the other Loan Documents, and waives the benefits of order, excussion, division, removal, and waiting in accordance with articles 2813, 2814 , 2815, 2817, 2818, 2820, 2821, 2822, 2824, 2827, 2830, 2836, 2840, 2842, 2844, 2845, 2846, 2847, 2848, 2849 and other applicable articles of the Federal Civil Code and their correlative articles in the Civil Codes of the states of the Mexican Republic.

The guarantee made herein secures the payment obligations even if such obligations are subject to restructuring, amendment, renewal, extension or waiting, events the occurrence of which this guarantee shall survive as granted, with this being the consent of each Joint Obligor (Fiadora) referred to in Article 2846 of the Federal Civil Code and other applicable articles of the Federal Civil Code and its correlative articles in the Civil Codes of the states of the Mexican Republic.

Under no circumstances may the Joint Obligors (Fiadoras) excuse themselves from their obligations assumed hereby, except upon full payment or total extinction of the secured payment obligations described above. Also, it shall not be necessary to prove the full or partial default of said secured payment obligations to demand, in or out of court, full payment thereof to any of the Joint Obligors (Fiadoras). If the due date of the secured payment obligations has occurred and said obligations have not been fully satisfied, the Lender may demand payment thereof to the Joint Obligors (Fiadoras) without any further action needed.

The obligations of each Joint Obligor (Fiadora) pursuant to the guarantee made hereunder are valid and fully enforceable and shall (i) be in full force and effect until all the secured payment obligations have been fully paid and discharged (as the case may be), and (ii) benefit, and be enforceable by the Lender and its permitted successors or assigns pursuant to this Agreement. Therefore, this guarantee may only be extinguished and released, in all its parts, by the Lender and its successors or assigns, as appropriate, upon full satisfaction of the secured payment obligations.

Each Joint Obligor (Fiadora) also hereby undertakes to execute each Promissory Note to document each Borrowing of the Loan as guarantor (avalista) in accordance with the provisions of the General Law on Negotiable Instruments and Credit Transactions.

(b) Each Joint Obligor (Fiadora) hereby waives the benefit provided in Article 2812 of the Federal Civil Code and its correlative articles in the Civil Codes of the states of the Mexican Republic, that is, it expressly and unconditionally waives to claim any exception included in said Article of the secured payment obligations, unless this guarantee has been extinguished and released, in all its parts, by the Lender or its permitted successors or assigns pursuant to this Agreement, as appropriate, upon full satisfaction or otherwise extinction of the secured payment obligations.

(d)   Subordination. If this guarantee becomes enforceable or any of the Joint Obligors (Fiadoras) has disbursed in favor of the Lender any amount as a result of this guarantee, the Joint Obligors (Fiadoras) hereby agree not to take any action or enforce any right available against the Borrower, by virtue of the legal subrogation to the rights of the Lender to receive payments from the Borrower in accordance with Articles 2829 and 2830 of the Federal Civil Code and their correlative articles in the Civil Codes of the states of the Mexican Republic, expressly waiving in favor of the Lender the right to take such actions or exercise such rights until the date on which the Lender has received full payment of the secured payment obligations and this situation has been informed in writing by the Lender to the Joint Obligors (Fiadoras). The waiver and subordination contained in this section have been agreed and are established for the benefit of the Lender.

Each Joint Obligor (Fiadora) accepts and agrees that, in case of a Default or Event of Default or in case of bankruptcy (concurso mercantil) of any Loan Party, any collection right or action of the Joint Obligor (Fiadora) or any of its Subsidiaries may have against the Borrower, under any inter-company loan or otherwise, shall rank junior to all rights and actions of the Lender against the Borrower under the Loan Documents until the obligations with the Lender have been satisfied. If any of the Joint Obligors (Fiadoras) makes a partial payment under the Loan Documents, said Joint Obligor (Fiadora) agrees with the Lender not to exercise its collection rights or any other available legal actions against the Borrower until the Lender has received full payment of the Borrower’s obligations under the Loan Documents or the obligations with the Lender have been satisfied.

Section 3.2.   Joint Obligors.

(a)   Joint and Several Obligation. Each Joint Obligor expresses its express consent with the Loan being formalized herein, including with respect to breakage costs, if any, reason for which, it assumes the capacity of joint obligor of the Borrower and acknowledges the execution of this Agreement to become, a joint obligor of the Borrower vis-à -vis the Lender, pursuant to Articles 1987, 1988, 1989 and other applicable Articles of the Federal Civil Code and their correlatives in the Civil Codes of the states of the Mexican Republic, and agrees to be absolutely and unconditionally liable for the full and time payment of each of the present or future of payment obligations of the Borrower hereunder and under the other Loans Documents. For the purposes of the joint and several obligations assumed herein, each Joint Obligor agrees that the obligations of the Borrower under the Loan Documents are indivisible, and so, each Joint Obligor is fully liable for the Loan and other obligations of the Borrower under the Loan Documents.

Each Joint Obligor undertakes to execute each Promissory Note to document the Borrowing of the Loan as guarantor (avalista) in accordance with the General Law on Negotiable Instruments and Credit Transactions of Mexico, as well as any Promissory Note that replaces it, if applicable.

(b)   Subordination. Each Joint Obligor accepts and agrees that, in the event of a Default or Event of Default or bankruptcy of any Loan Party, any right of collection or action the Joint Obligors or any of their Subsidiaries may have against the Borrower, derived from any inter-company loan, shall be subordinate to the rights and actions of the Lender against the Borrower under the Loan Documents. If any of the Joint Obligors makes a partial payment under the Loan Documents, said Joint Obligor agrees with the Lender not to exercise its collection rights or any other available legal actions against the Borrower until they have received full payment of the Borrower’s obligations under the Loan Documents.

Section 3.3.    Release of Guarantors. The Lender may release any Guarantor from its obligations under the Loan Documents. If any Guarantor ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, then such Guarantor shall be automatically released from its obligations under the Loan Documents. The Lender shall, without delay, upon written request from Borrower and at the sole expense of the Borrower, execute any documentation reasonably requested to evidence or confirm said release.

Article IV.  (a) Certain Conditions Precedent and Requirements for the Borrowing of the Tranche A Loan. The obligation of the Lender to make the Tranche A Loan available to the Borrower, and the right of the Borrower to make the Borrowing of the Tranche A Loan, are subject to having been fulfilled or considered fulfilled, within the Tranche A Availability Period and previously to the Borrowing (or simultaneously to the Borrowing, if so indicated in this section), the conditions precedent and other requirements mentioned in this section, in a reasonably form and substance acceptable to the Lender.

(i)  The Lender shall have received:

(1)  this Agreement, executed by the Borrower, the Initial Mexican Guarantors and the other parties hereto, with ratification of signatures before a notary public;

(2)  the Guaranty duly executed by all the parties thereof;

(3)  on the Borrowing Date, the Tranche A Promissory Note documenting said Borrowing in accordance with the terms of this Agreement, signed by the Borrower, as issuer (suscriptor), and the Mexican Guarantors as guarantors (avalistas);

(4)  copy of the Financial Statements described in Representation I(5);

(5)  a legal opinion from Ritch, Mueller y Nicolau, S.C., outside counsel in Mexico to the Borrower and the Initial Mexican Guarantors, substantially in the form of Exhibit F-1 attached hereto;

(6)  a legal opinion from Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel in New York to the Borrower and the Guarantors, substantially in the form of Exhibit F-2 attached hereto;

(7)  a legal opinion from GHR Rechtsanwälte AG, outside counsel in Switzerland to the Borrower and the Guarantors, substantially in the form of Exhibit F-3 attached hereto;

(8)  a legal opinion from Galicia Abogados, S.C., outside counsel in Mexico to the Lender, substantially in the form of Exhibit F-4 attached hereto;

(9)  with respect to the Borrower and each of the Mexican Guarantors, a certificate from the member secretary of the board of directors, or its equivalent, substantially in terms of Exhibit G-1, to which simple copies of the public deeds containing the corporate authorizations granted by the party in question must be attached to execute the Loan Documents of which it is a party, and simple copies of the public deeds that contain (i) their current Organization Documents, and (ii) the powers of the legal representatives who will sign the Loan Documents of which they are part, in the understanding that the powers of the representatives of the Borrower and the Mexican Guarantors must be granted in accordance with article 9 of the General Law on Negotiable Instruments and Credit Transactions, and (a) be registered in the Public Registry of Property and Commerce, or (b) be granted by letter or declaration signed by the party in question, addressed to the Lender;

(10)  with respect to each Foreign Guarantor, a Responsible Officer certificate, substantially in the form of Exhibit G-2, to which simple copies of the public deeds containing the corporate authorizations granted by the party in question must be attached to execute the Loan Documents of which it is a party, and simple copies of (i) their current Organization Documents, and (ii) the powers of the legal representatives who will sign the Loan Documents of which they are part, that evidence (A) the authorities of each Responsible Office executing the Loan Documents on behalf of the Loan Party in question, and (B) that said Loan Party has been duly incorporated and exists, in accordance with the laws of its place of incorporation and existence, and has the necessary capacity to conduct its business in each of the jurisdictions in which it has properties, leases and carries out operations, except for breaches that could not reasonably be expected to have a Material Adverse Effect;

(11)  the Borrowing Notice, delivered within the term mentioned in Section 2.2, clause (b);

(12)  evidence of payment, or the granting of irrevocable instructions to the Lender, which may be stated in the Borrowing Notice, for the Lender to pay, once the amounts have been transferred to the Borrower’s Account, with funds corresponding to the Loan, and the costs and expenses incurred by the Lender in the making of the Tranche A Loan and the negotiation and execution of the Loan Documents;

(13)  any document the Lender previously requests in writing in accordance with its know your customer policies;

(14)  evidence of the appointment by the Foreign Guarantors of the Process Agent as their agent for service of process in connection with any proceeding initiated under the Guaranty in the State of New York and of the Process Agent’s acceptance of such appointment. No event shall have occurred that constitutes a Default or an Event of Default. The representations of the Loan Parties contained in the Loan Documents shall be true, complete, and correct in all their aspects as of the relevant Borrowing Date, as if made on that date (except for those specifically referred to a specific date and that are not applicable to a later date).

(b) Certain Conditions Precedent and Requirements for the Borrowing of the Tranche B Loan. The obligation of the Lender to make the Tranche B Loan available to the Borrower, and the right of the Borrower to make the Borrowing of the Tranche B Loan, are subject to having been fulfilled or considered fulfilled, within the Tranche B Availability Period and previously to the Borrowing (or simultaneously to the Borrowing, if so indicated in this section), the conditions precedent and other requirements mentioned in this section, in a reasonably form and substance acceptable to the Lender.

(i)   The Lender shall have received:

(1)	the First Amendment to the Credit Agreement, executed by the Borrower, the Initial Mexican Guarantors and the other parties thereto, with ratification of signatures before a notary public;

(2)      on the Borrowing Date, the Tranche B Promissory Note documenting said Borrowing in accordance with the terms of this Agreement, signed by the Borrower, as issuer (suscriptor), and the Mexican Guarantors as guarantors (avalistas);

(3)      Copy of the Closing Financial Statements.

(4)      with respect to the Borrower and each of the Mexican Guarantors, a certificate from the member secretary of the board of directors, or its equivalent, substantially in terms of Exhibit G-1, to which simple copies of the public deeds containing the corporate authorizations granted by the party in question must be attached to execute the First Amendment to the Credit Agreement of which it is a party, and simple copies of the public deeds that contain (i) its current Organization Documents, and (ii) the powers of the legal representatives who will sign the First Amendment to the Credit Agreement of which it is a party, in the understanding that the powers of the representatives of the Borrower and the Mexican Guarantors must be granted in accordance with article 9 of the General Law on Negotiable Instruments and Credit Transactions, and (a) be registered in the Public Registry of Property and Commerce, or (b) be granted by letter or declaration signed by the party in question, addressed to the Lender;

(5)      the Borrowing Notice, delivered within the term mentioned in Section 2.2, clause (b);

(6)      evidence of payment, or the granting of irrevocable instructions to the Lender, which may be stated in the Borrowing Notice, for the Lender to pay, once the amounts have been transferred to the Borrower’s Account, with funds corresponding to the Loan, and the costs and expenses incurred by the Lender in the making of the Tranche B Loan and the negotiation and execution of the Loan Documents;

(7)      any document the Lender previously requests in writing in accordance with its know your customer policies;

(8)      No event shall have occurred that constitutes a Default or an Event of Default.

(9)      The representations of the Loan Parties, as appropriate, contained in the Loan Documents shall be true, complete, and correct in all their aspects as of the relevant Borrowing Date, as if made on that date (except for those specifically referred to a different date in which case they will be understood to be made at a different date).

Article V.  Affirmative Covenants. Cemex agrees with the Lender that, from the Borrowing Date and so long as any unpaid balance of the Loan shall remain unpaid and outstanding, it shall comply, and will cause its Subsidiaries to comply (except for the provisions of Sections 5.1, 5.2 and 5.3) with the following obligations:

Section 5.1.  Financial Statements. Provide to the Lender:

(a)   as soon as available, but in any event within 120 (one hundred twenty) days after the end of each fiscal year of the Borrower, the annual consolidated Financial Statements of the Borrower and its Subsidiaries, for the relevant fiscal year, signed by a Responsible Officer of the Borrower, audited by a firm of public accountants of recognized standing and accompanied in each case by the relevant report of said auditor (which should not contain “going concern” or similar qualifications, except for any reservation regarding the maturity of the Loan within twelve (12) months following the audit in question or for any breach or anticipated breach of obligations to do of a financial nature), in each case, prepared in accordance with the International Financial Reporting Standards, including the relevant balance sheets and the related statements of income, changes in shareholders’ equity, and cash flows setting forth in each case in comparative form the figures for the immediately previous fiscal year; and

(b)   as soon as available, but in any event within 60 (sixty) days after the end of each of the first three fiscal quarters, the consolidated internal quarterly Financial Statements of the Borrower and its Subsidiaries, corresponding to the quarter in question and the completed portion of the annual fiscal year, which must be signed by a Responsible Officer of the Borrower, including the relevant balance sheets and statements of income, changes in shareholders’ equity, and cash flows, setting forth in each case in comparative form the respective figures against those of the relevant quarter in the immediately preceding fiscal year and the relevant concluded portion of the immediately preceding annual fiscal year, subject to end-of-year adjustments and absence of notes.

Section 5.2.  Certificates; Other Information. Provide to the Lender:

(a)   concurrently with the delivery of the Financial Statements referred to in Sections 5.1(a) and (b), a completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)   within the following five (5) Business Days after any request by the Lender, copies of any audit report, management letters or communications or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower, that having been prepared by independent accountants in connection with the accounts, records or books of the Borrower or any Subsidiary, or any audit of any of them;

(c)   within the following five (5) Business Days after the same are available, copies of each annual report or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and prospect which the Borrower may file or be required to file with any Governmental Authority, and not otherwise required to be delivered to the Lender pursuant hereto;

(d)   within the following five (5) Business Days after the furnishing thereof, copies of any financial statements, compliance certificate or notice of default furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any financing, indenture, loan or credit or similar agreement relating to debt or borrowed money and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section 5.2; provided that this clause (d) shall not apply to any such financing, indenture, loan or credit or similar agreement with an outstanding principal amount or unused commitments less than US$50.0 million (fifty million Dollars 00/100); and

(e)   as soon as requested by the Lender, but in any case within fifteen (15) calendar days following receipt of the relevant request by the Lender, the information that it reasonably requests, which is necessary for the purpose of complying with the applicable regulations and provisions regarding anti-money laundering and customer identification (“know your customer”).

Documents required to be delivered pursuant to Section 5.1 or Section 5.2 (whether or not any such documents are included in materials otherwise filed with the Governmental Authorities) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the website address described on Schedule 5.2; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender have access (whether a commercial, third-party website or whether sponsored by the Lender); provided that the Borrower shall notify the Lender (by electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents.

The Borrower hereby acknowledges that the Lender may have personnel who do not wish to receive relevant non-public information regarding the Borrower or its Affiliates, or the respective securities of any of them, who may participate in investment activities and other related securities market activities regarding said Persons. The Borrower agrees that (x) all materials and/or information provided by or on behalf of the Borrower in accordance with the terms hereof (together, the “Borrower Materials”) that shall be made available to the Lender shall be marked clearly and visibly as “PUBLIC,” which, as a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; and (y) by marking the Borrower Materials as “PUBLIC,” the Borrower shall be deemed to have authorized the Lender to treat said Borrower Materials in the sense that they do not contain important non-public information in relation to the Borrower or its securities for the purposes of the Applicable Law in matters of securities (provided, however, that to the extent such Borrower Materials constitute information, they shall be treated as set forth in 9.9).

Section 5.3.  Notices. Promptly notify the Lender any of the following events but in any case, within two (2) Business Days after the date it occurs, except for section (a), which must be notified within ten (10) Business Days following what occurs first between (x) a notice from the Lender, or (y) that the Borrower has knowledge of a Default or Event of Default:

(a)   the occurrence of any Default or Event of Default;

(b)   any circumstance that resulted or results in a Material Adverse Effect; and

(c)   any relevant change in the accounting policies or financial reporting practices by the Borrower or any Subsidiary.

Each notice pursuant to this Section 5.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the event referred to therein in reasonable detail and stating what action, if any, the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 5.3(a) shall describe in reasonable detail any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.4.  Pari Passu Obligations. The Borrower shall take measures so that its Obligations under this Agreement always rank at least pari passu with respect to the payment of any other unsecured, unsubordinated obligations, present or future, of the Borrower resulting from the Borrower’s Debt (except for that Debt that has priority by operation of law).

Section 5.5.  Payment of Obligations. Pay, when due and payable: (a) all Taxes that are determined or required, (b) all claims that are made according to law, the non-payment of which results or could result in a Lien; provided that, for purposes of clauses (a) and (b) above, neither the Loan Parties nor their Subsidiaries shall be required to pay or cause to be paid any Taxes or claims that are being contested by the relevant party in good faith, by proper proceedings and as to which appropriate reserves are being maintained (if required in accordance with the International Financial Reporting Standards), and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in each case to the extent that it could not reasonably have a Material Adverse Effect.

Section 5.6.  Maintenance of Licenses and Existence. (a) Maintain in full force and effect its legal existence, and comply with its obligations pursuant to the Applicable Law, except for (i) the provisions of Section 6.3 or (ii )any default of a Subsidiary that is not a Loan Party that does not have, nor could be expected to reasonably have, a Material Adverse Effect, (b) take all reasonable action to maintain all rights, licenses, permits, notices, and, in general, any authorizations necessary in the normal conduct of its business, except for those rights, licenses, permits, registrations or authorizations whose lack or absence do not have, and could not reasonably have, a Material Adverse Effect, and (c) to the extent reasonably possible under Applicable Law, preserve and renew all its patents, trademarks and other industrial property, except for those cases that do not have, nor could reasonably have, a Material Adverse Effect.

Section 5.7.  Property. Maintain the ownership of any tangible or relevant equipment that are necessary in the ordinary conduct of its business and keep said assets working and in good condition (without prejudice to the natural wear and tear of said assets derived from their use according to their nature), except in those cases that do not have, and could not reasonably have, a Material Adverse Effect.

Section 5.8.  Insurance. Maintain, with financially sound companies (which may be Affiliates of the Borrower), insurance with respect to its assets and business with the coverage and for the amounts as maintained by other entities engaged in the same line of business as the Loan Parties in similar circumstances.

Section 5.9.  Compliance with Applicable Law. Comply, in all of its relevant aspects, with the Applicable Law and with all the requirements, judgments, awards, precautionary measures, and decrees applicable to its business or assets, except for those cases that do not have, nor could reasonably have, a Material Adverse Effect, or that are being contested in good faith, by proper proceedings diligently conducted.

Section 5.10.  Books and Records. Keep and maintain proper books of record (including corporate records) and accounts, in which complete and correct, in all of its relevant aspects, entries are made regarding all financial transactions and relevant assets and businesses of each Loan Party and its Subsidiaries, in all cases of compliance with the International Financial Reporting Standards consistently applied.

Section 5.11.  Use of Loan Proceeds. The Borrower shall use the Tranche A Loan proceeds to, pay the fees, costs and expenses related to the negotiation and execution of the Loan Documents and for general corporate purposes, and (ii) the entire proceeds of the Tranche B Loan for the payment of fees, costs, and related expenses to the negotiation and execution of the First Amendment to the Credit Agreement and the other Loan documents, and for the refinancing of existing Debt (the “Use of Loan Proceeds”). The Borrower shall (a) procure that no funds received under the Loan shall be directly or indirectly used in Switzerland or be, directly or indirectly, remitted to any Swiss tax resident company or Swiss tax resident permanent establishment unless a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained confirming that such use does not result in interest payments under this Agreement being subject to Swiss withholding tax, (b) not permit or authorize any Person to use, directly or knowingly indirectly, all or any portion of the Loan to finance any transaction, business or activity (i) involving any Sanctions Target or Designated Jurisdiction, in each case, in violation of Sanctions or (ii) that would result in the Borrower failing to comply with any Sanctions applicable to it or becoming a Sanctions Target and (c) not finance, directly or knowingly indirectly, any payments in respect of this Agreement to the Lender with income from or involving (i) a

Sanctions Target or a Designated Jurisdiction, in each case, in violation of Sanctions or (ii) any activity that would result in the Borrower failing to comply with any Sanctions applicable to it or becoming a Sanctions Target.

Section 5.12.   Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance in all material respects with the Applicable Law in matters of anti-corruption and Sanctions and maintain policies and procedures reasonably designed to promote and achieve compliance with said Applicable Laws and Sanctions (provided that any breach to the Applicable Law resulting from any violation of the Applicable Law resulting from the matters under investigation that have been revealed in the Borrower’s annual report presented in form 20-F corresponding to fiscal year 2022, will not imply or result in a violation of this Section 5.12)

Section 5.13.   Proceeds of Lawful Origin. Each Loan Party, as appropriate, shall (i) pay the Loan only with funds that have legal origin; and (ii) have the policies, processes, and supervision required under Applicable Law and designed to prevent their income from having illicit origin.

Section 5.14.   Sustainability Reporting. The Borrower shall provide to the Lender:

(a)   opportunely after becoming available and in any event within 150 (one hundred fifty) calendar days following the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2021), a Pricing Certificate for the most recently ended Annual Period for each KPI Metric; provided that, in any fiscal year, the Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default nor a failure to comply with the conditions precedent for making a part of the Loan available to the Borrower (but such failure to so deliver a Pricing Certificate by the end of such 150-calendar day period shall result in the Sustainability Margin Adjustment being applied as set forth in Section 2.10(c)). In the event the Borrower’s fiscal year is changed to a non-calendar year fiscal year, the Borrower will be permitted to adjust the timing delivery of the Pricing Certificate at its election in a manner intended to maintain consistency with the foregoing, provided that the Borrower shall be permitted to make such adjustment only once until the Maturity Date.

(b)   the KPI Metrics Reviewer, all information the KPI Metrics Reviewer may reasonably request in order to perform the tasks contemplated to be performed by it under the Loan Documents.

Section 5.15. Replacement of Promissory Notes; Inconsistency.

(a)

No later than ten (10) Business Days following a written request from the Lender, the Borrower and each of the Mexican Guarantors undertake to replace any Promissory Note issued pursuant to this Agreement, in case the Promissory Note in question does not reflect the terms and conditions of this Agreement including, without limitation, the Applicable Margin; notwithstanding the foregoing, neither the Borrower nor the Mexican Guarantors will have the obligation to make said replacement, unless it is against the delivery of the Promissory Note to be replaced.

(b)	The parties hereby agree that, in case of any inconsistency or difference between the terms of this Agreement and the terms of any Promissory Note, the terms of this Agreement shall prevail.

Article VI.  Negative Covenants. Starting on the Borrowing Date and as long as any amount payable under any of the Loan Documents remains unpaid:

Section 6.1.  Liens. The Borrower and its Subsidiaries, directly or indirectly, agree not to constitute, assume or allow any Liens to exist on any of their respective assets, whether they are currently owned or acquired after this date, except for the following Liens:

(a)   Liens derived from any obligation of a tax, labor or social security nature or created by operation of Law, provided that any of said Liens is being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provision, as shall be required by the IFRS, shall have been made;

(b)   Liens granted pursuant to or in connection with (i) any netting or set-off agreement entered into in the ordinary course of trading (including, for the avoidance of doubt, any cash pooling or cash management arrangements with a bank or financial institution) or (ii) any intragroup loans granted or any intragroup Indebtedness incurred or entered into or any cash pooling or cash management arrangements entered into by and between the Borrower and its Subsidiaries or between Subsidiaries (for so long as such Persons continue to be Subsidiaries);

(c)   statutory Liens derived from the Applicable Law for the benefit of landlords and carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or as shall be required by the IFRS, shall have been made;

(d)   Liens incurred or deposits made in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other types of social security, or (ii) other insurance maintained by the Borrower or any of its Subsidiaries in accordance with Section 5.8;

(e)  any attachment or Lien under a judgment, unless, within 60 days after the entry thereof, the judgment has been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(f)  Liens existing as of the execution date of this Agreement the First Amendment to the Credit Agreement and described in Schedule 6.1(f) and Liens that currently secure any Indebtedness that is being refinanced or replaced; provided that the principal amount secured is not increased, save that principal amounts secured by Liens in respect of (i) Swap Contracts where there are fluctuations in the market value of the exposures of those Swap Contracts and (ii) Indebtedness where the principal may increase by virtue of capitalization of interest, the principal of which may be increased by the amount of such fluctuations or capitalizations, as the case may be;

(g)   Liens expressly permitted by the Lender;

(h)   licenses of, or other grants of rights to use with respect to, Intellectual Property Rights granted by Borrower or any Subsidiary (i) in the ordinary course of business and not materially interfering with the business of the Borrower and its Subsidiaries, taken as a whole, (ii) existing as of the Borrowing Date, or (iii) between or among Borrower and any of its Subsidiaries or between or among any of its Subsidiaries;

(i)  any Liens created or deemed created pursuant to a Securitization;

(j)   any Liens granted in connection with any Swap Contract; provided that the aggregate value of the assets that are the subject of such Liens does not exceed US$200.0 million (or its equivalent in other currencies) at any time;

(k)   Liens granted or arising over receivables, inventory, plant or equipment that fall within Section 5.2(d);

(l)   (i) any Liens over bank accounts arising under clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) and (ii) other Liens granted to any financial institution with whom it maintains accounts to the extent required by the relevant institution’s (or custodian’s or trustee’s, as applicable) standard terms and conditions, in each case, which are within the general parameters customary of the banking industry;

(m)   any Liens that are created or deemed created on shares of the Borrower or any of its Subsidiaries, pursuant to an obligation in respect of an executive compensation plan by virtue of such shares being held on trust for the holders of the convertible securities pending exercise of any conversion option, where such Lien is customary for such transaction;

(n)   any Liens granted in connection with any Indebtedness referred to Section 6.2(f);

(o)   other Liens securing obligations of the Borrower and its Subsidiaries at any one time outstanding equal to the greater of (x) 10% of consolidated tangible assets of the Borrower and its Subsidiaries based on the last balance sheet delivered pursuant to Section 5.1, and (y) US$1,500.0 million; and

(p)   Liens granted in connection with or arising out of a Lease; provided that such Liens are over the right to use the asset or equipment subject of the lease in question pursuant to the terms and conditions of said lease, or the rights of the Borrower or any of its Subsidiaries over the asset or equipment which is the subject of the Lease.

Section 6.2.  Subsidiaries Debt. The Borrower shall not permit any of its Subsidiaries that is not a Loan Party to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, except:

(a)   Indebtedness existing at the execution date of the First Amendment to the Credit Agreement and described Schedule 1(a) and any renewals, extensions or refinancings thereof; provided that Indebtedness of any Loan Party shall not be refinanced with Indebtedness of a Subsidiary that is not a Loan Party and the aggregate principal amount of such Indebtedness shall not be increased except by the amount of any capitalized interest under any facility or instrument that provides for capitalization of interest on those terms as at the execution date hereof or by an amount equal to a reasonable premium or other reasonable amount paid in connection with, and fees and expenses reasonably incurred with respect to, any renewal, extension or refinancing thereof and by an amount equal to any existing commitments unutilized thereunder;

(b)   Indebtedness owed by any Subsidiary to the Borrower or to any other Subsidiary (which shall include, without limitation, liabilities arising from cash management agreements, tax and accounting operations); provided that such Indebtedness shall not have been transferred or assigned to any Person other than the Borrower or any Subsidiary;

(c)   Indebtedness arising from a Securitization;

(d)   Indebtedness arising under factoring arrangements, inventory financing arrangements or export credit facilities or any similar arrangements (including Leases) for the purchase of equipment (provided that any Lien granted to guarantee financing for the purchase of said equipment) or pursuant to sale and lease-back transactions, provided that the maximum aggregate Indebtedness of members of the Borrower and its Subsidiaries, which are not Loan Parties under such transactions does not exceed US$500.0 million at any time (disregarding, for the purpose of such limit, any amount of Indebtedness of the Borrower and its Subsidiaries arising under such arrangements permitted under this paragraph (d) and in place on the execution date of the First Amendment to the Credit Agreement, including any amounts under such Indebtedness which has been repaid and reborrowed whether pursuant to the terms of the arrangement constituting such Indebtedness when originally advanced or otherwise);

(e)  Indebtedness of the Borrower and its Subsidiaries pursuant to any acquisition provided that: (i) such Indebtedness existed prior to the date of the acquisition and was not incurred, increased or extended in contemplation of, or since, the relevant acquisition; and (ii) the aggregate amount of any such Indebtedness of the Borrower and its Subsidiaries which are not Loan Parties does not exceed US$200.0 million at any time;

(f)   Indebtedness incurred pursuant to or in connection with any cash pooling or other cash management agreements with a bank or financial institution, but only to the extent of offsetting credit balances of the Borrower and its Subsidiaries which are not Loan Parties;

(g)   Indebtedness for Taxes determined, assessments due and other governmental charges required to be paid as a matter of law or regulation in the ordinary course of business; and

(h)  additional Indebtedness, if, after giving effect to the incurrence of any such Indebtedness, the aggregate outstanding amount of Indebtedness of all Guarantor Subsidiaries would not exceed the greater of (x) 15% of the consolidated tangible assets of the Borrower and its Subsidiaries based on the last balance sheet delivered pursuant to Section 5.1, and (y) US$2,000.0 million, provided that the percentage set forth in clause (x) shall automatically increase to 25% during any Covenant Modification Period. No Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the 15% threshold during the Covenant Modification Period (or upon termination of the Covenant Modification Period or after that time based solely on events that occurred during the Covenant Modification Period and did not constitute a Default or Event of Default during such period)

For the avoidance of doubt, the aggregate amount of the Indebtedness shall be calculated for purposes of this Section 6.2 solely by reference to such Indebtedness of each of the Borrower’s Subsidiaries that is not a Loan Party.

Section 6.3.  Relevant Changes and Sale of Assets.

(a)  The Borrower shall not, nor shall it permit any of its Subsidiaries, whether in a single transaction or in a series of related transactions to enter consolidate or merge with any other Person, unless no Default would exist and such transaction would not be prohibited by clause (b) below; provided that (i) in the case of a merger or consolidation involving the Borrower, the surviving entity thereof (1) is the Borrower or (2) (A) assumes the Obligations of the Borrower pursuant to an agreement reasonably satisfactory to the Lender and (B) is a Person organized and validly existing under the laws of Mexico, the United States, any State thereof or the District of Columbia, Canada, France, Belgium, Germany, Italy, Luxembourg, the Netherlands, Portugal, Spain, Switzerland or the United Kingdom, or any political subdivision thereof or any other jurisdiction reasonably acceptable to the Lender and (ii) in the case of a merger or consolidation involving a Guarantor, (1) the surviving entity thereof is the Borrower, is (or shall concurrently become) a Guarantor or otherwise assumes the Obligations of the Guarantors pursuant to an agreement reasonably satisfactory agreement to the Lender or (2) such transaction (A) results in the Guarantor no longer being a direct or indirect Subsidiary of the Borrower and (B) is not prohibited under Section 6.3(b).

(b)  The Borrower shall not, nor shall it permit any of its Subsidiaries to, whether in a single transaction or in a series or related transactions (including through liquidation, division, bankruptcy, or other insolvency proceedings), Dispose all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, other than through a contribution of assets to a newly-formed Wholly Owned Subsidiary of the Borrower.

Section 6.4.  Restricted Payments. The Borrower shall not, nor shall it permit any of its Subsidiaries, to make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)   each Subsidiary may make Restricted Payments to the Borrower, any Subsidiary of the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of Equity Interest in respect of the Restricted Payment in question;

(b)   the Borrower and each Subsidiary may make Restricted Payments payable in the Common Stock or other common Equity Interests of such Person;

(c)   the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by them with the proceeds from the issuance, concurrent with the of new shares of Common Stock or other common Equity Interests;

(d)   the Borrower may make Restricted Payments to comply with any obligation in respect of any executive compensation plan of the Borrower; and

(e)   the Borrower and each Subsidiary may make any Restricted Payment, so long as (i) no Default shall have occurred and be continuing at the time of such Restricted Payment, or would result therefrom and (ii) the Borrower shall be in compliance with the covenants in Section 6.5 after giving pro forma effect to such Restricted Payment.

Section 6.5.  Financial Covenants.

(a)   The Borrower shall not permit the Consolidated Leverage Ratio to be greater than 3.75:1.0 on the last day of any fiscal quarter of the Borrower as of the Borrowing Date.

(b)   The Borrower shall not permit the Consolidated Coverage Ratio to be less than 2.75:1.0 on the last day of any fiscal quarter of the Borrower as of the Borrowing Date.

Each of the financial ratios referred to above shall be calculated for the Borrower and its Subsidiaries on a consolidated basis for each consecutive four (4) fiscal quarter period.

Article VII.  Defaults; Events of Defaults; Acceleration. The Lender may early terminate the term for the payment of any unpaid amount under the Loan and its accessories (with the Loan Parties, as applicable, required to pay the total unpaid amount of the Loan and its accessories), by a written statement notified to the Borrower in accordance with the Section 10.4 hereof, in any of the following events (comprising and once the cure periods applicable to each of said events have elapsed, an “Event of

Default”), without the need for a demand, resolution or judicial procedure or any other notice of any nature, and once the cure periods that, if applicable, are provided in this section have elapsed:

(a)   Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of the Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on the Loan, or (iii) within three (3) Business Days after the same becomes due, any amount due hereunder or under any other Loan Document.

(b)   Specific Covenants. The Borrower fails to perform or observe any obligation provided in Article V (and such failure shall continue uncured within the following 30 thirty (30) days after the Borrower becomes aware of such failure) or Article VI hereof; or

(c)  Representations. Any representation made by the Loan Parties herein, in any other Loan Document, or in any document delivered in connection herewith or therewith, or any documentation provided under this Agreement or under any of the other Loan Documents, shall be incorrect, false or misleading, in any relevant aspect when it is made or considered to be made, provided that any such representation or documentation that cannot be cured due to its nature, may be cured within a period of 30 days after the Borrower becomes aware of the representation, information, or documentation that is incorrect or misleading.

(d)   Cross Payment Default. The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder), after giving effect to any applicable cure period, having an outstanding aggregate principal amount equal to or greater than US$50.0 million (or the equivalent thereof in other currencies); provided that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitment or early maturity of the Loan hereunder, provided, further, that the threshold referred to in this clause (d) shall automatically increase to U.S.$100.0 million in the event that the Borrower certifies in the Compliance Certificate delivered pursuant to Section 5.2(a) that 75% or more of the Borrower’s Consolidated Debt has a corresponding threshold of U.S.$100.0 million or more.

(e)   Cross-Default. The Borrower or any of its Subsidiaries shall default any agreement, obligation or condition relating to any Indebtedness in an outstanding principal amount equal to or greater than US$50.0 million, or its equivalent in other currencies, individually or in the aggregate, or contained in any agreement or instrument evidencing, securing, governing or relating thereto, or any other event shall occur or exist, the effect of which default or other event or condition makes, or to permits the holder or holders of such Indebtedness (or a third party on behalf of said holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity and such default shall continue unremedied within the applicable grace period set forth in the documents evidencing such Indebtedness; or any such Indebtedness in an outstanding principal amount equal to or greater than US$50.0 million or its equivalent in other currencies, individually or in the aggregate, of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that this clause (e) shall be applicable with respect to (i) secured Indebtedness that becomes due as a result of the Disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness, (ii) Guarantees of Indebtedness that are satisfied promptly when required or (iii) with respect to Indebtedness incurred under any Swap Contract, termination events or equivalent events pursuant to the terms of the relevant Swap Contract which are not the result of any default thereunder by the Borrower or any of its Subsidiaries; provided, further,; provided, further, that the threshold referred to in this clause (e) shall automatically increase to U.S.$100.0 million in the event that the Borrower certifies in the Compliance Certificate delivered pursuant to Section 6.2(a) that 75% or more of the Borrower’s Consolidated Debt has a corresponding threshold of U.S.$100.0 million or more; or

(f)   Insolvency; Concurso Mercantil; Bankruptcy. (A) Any Loan Party shall institute any proceeding or action (i) in accordance with any law, present or future, of any country (whether in Mexico or abroad) related to concurso mercantil, insolvency, bankruptcy, reorganization or debtor relief the purpose of which is to request its respective concurso mercantil, bankruptcy, insolvency, reorganization, restructuring, dissolution, liquidation or any other legal assistance regarding any Loan Party or its debts, or (ii) seeking the appointment of a receiver, conciliator, auditor, trustee, custodian, administrator or any similar official with respect to all or a substantial portion of its assets or if any Loan Party makes a general assignment of its assets for the benefit of its creditors, or (B) any proceeding or action of the types mentioned in subsection (A) above shall be initiated against any Party, which (i) results in the entering of an order of judicial assistance or concurso mercantil or the appointment of officials to carry out judicial assistance or insolvency-related functions and (ii) continues without being legally dismissed for a period of sixty (60) calendar days, or (C) any proceeding or other action that seeks the issuance of an order of seizure, foreclosure or similar process against all or a relevant portion of its assets that results in an order for such purposes and that it is not dismissed or rendered ineffective within sixty (60) days following the date on which said order is entered shall be initiated against any Party, as to any present or future law of Mexico or any other applicable country, or (D) any of the Loan Parties shall become unable to generally pay its debts when due or shall admit in writing its inability to pay its debts when due; or

(g)   Judgments. There is entered against the Borrower or any of tis Subsidiaries any final non-appealable judgments or definitive orders for the payment of money in the aggregate (for all judgements or orders for the payment of money), US$100.0 million (or its equivalent in other currencies), and (i) to the extent not (i) covered by independent third-party insurance as to which the insurer does not dispute coverage or (ii) paid, discharged or bonded within sixty (60) days after the entry of such judgment); or

(h)   Invalidity of Loan Documents. Any provision of the Loan Documents ceases to be legal, valid or enforceable, except to the extent permitted in this Agreement, or if any Loan Party contests, in writing, the validity or enforceability of any Loan Document except to the extent permitted in this Agreement, or if any Loan Party denies being bound by the Loan Documents, or purports to revoke, terminate or rescind any provision of the Loan Documents for any reason other than as expressly permitted hereunder; or

(i)   Invalidity of Guarantees. Any guarantee issued under any Loan Document ceases to be in full force and effect; or any Loan Party contests, in writing, in any manner the validity or enforceability of any guarantee issued under any Loan Document for any reason other than as expressly permitted hereunder; or

(j)   Condemnation; Revocation; Ownership Extinction. Any Governmental Authority shall condemn, seize, take possession, or otherwise expropriate, all or a portion, that taken as a whole is considered relevant, of the assets of the Loan Parties, or carry out any act (including the foregoing) in such a way that, based on the value of the property condemned, expropriated or seized, such action would be reasonably expected to have a Material Adverse Effect.

(k)   Moratorium. Any Governmental Authority shall, by moratorium laws or other similar laws (except for any such law relating to matters of public health or national emergency), cancel, suspend or defer any material payment obligation when the same becomes due and payable and such cancellation, suspension or deferral shall continue for sixty (60) or more consecutive days.

For clarification purposes, the Borrower’s failure to comply with its obligations contained in Section 5.14(a) will not give rise to the existence of an Event of Default.

Article VIII.  Indemnification. (a) Each Loan Party shall jointly indemnify the Lender, its holding company, and its respective Affiliates and Subsidiaries, and their directors, shareholders, managers, officers, advisors and employees (each, an “Indemnitee”) and hold them harmless from any actions, obligations, damages, losses, penalties, lawsuits, judgments, claims, costs and documented expenses (including reasonable and documented legal expenses) or payments incurred by or attributed to or imposed against any Indemnitee, in each case arising out of or in connection with (1) the execution of this Agreement or any Loan document, or any agreement or instrument contemplated herein or therein, or compliance or the performance by the respective parties of their obligations hereunder or therein, (2) the Loan or the use that is given to the proceeds thereof, (3) any exposure or release of Hazardous Materials on or from any property owned or administered by the Borrower or any of its Subsidiaries, and (4) any action or litigation or investigation related to what is provided in sections (1), (2), or (3) above, provided that the indemnification obligations included in this Article VIII, will not apply and no Indemnitee will have rights pursuant to such, if that said action, obligation, damage, loss, penalty, demand, judgment, claim, cost or expense is declared in a final and unappealable judgment issued by a competent court, as a result of the willful misconduct, bad faith or negligence of said Indemnitee or the default of said Indemnitee of its obligations contained in the Loan Documents or the Applicable Law provided that said default is not caused by an action or omission of any Loan Party or its Subsidiaries or results from any claim that does not result from an act or omission of any Loan Party but from disputes or claims between the Indemnitees.

(b)   The obligations of the Loan Parties, as applicable, in accordance with this Section shall remain in force even after the termination of this Agreement and until expiration of their statute of limitation under Applicable Law.

(c) The indemnification contained in this Article VIII, will not be applicable in regard to any Tax, except for Taxes with respect to losses, damages or costs derived from a claim that has not been presented with respect to any Tax

Article IX.   Miscellaneous.

Section 9.1.  Amendments. This Agreement may only be amended by a written agreement entered into by the Lender and the Loan Parties that acknowledge the execution of this Agreement (for clarification purposes, the acknowledge of the Foreign Guarantors is not required).

Section 9.2.  Assignments.

(a)   Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under the other Loan Documents without the prior written consent of the Lender (except as otherwise permitted pursuant to Section 5.3).

(b)   Assignments by Lender. (i) The Lender may, at any time, assign in whole or in part its rights hereunder, and when it has the written consent of the Borrower (not to be unreasonably withheld or delayed; it being understood that withholding or delaying consent with respect to an assignment to any Disqualified Lender or any Sanctioned Lender shall not be deemed unreasonable) unless (a) an Event of Default has occurred and is continuing, in which case such assignment may be made to any Person other than a Disqualified Lender or a Sanctioned Lender, or (b) the assignment is an Affiliate of the Lender or an Approved Fund in each case that is not a Disqualified Lender. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower shall not have responded within ten (10) Business Days following the written request for such consent. The

Borrower and each of the Mexican Guarantors agree, at the request and cost of the Lender, to substitute any Promissory Note issued pursuant to this Agreement, if the Lender so requires by reason of the assignments made in accordance with this Section.; notwithstanding the foregoing, neither the Borrower nor the Mexican Guarantors shall be required to make such substitution if it is not upon delivery of the Promissory Note to be substituted.

(ii)   The Lender shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Sanctioned Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be required to ascertain, monitor or inquire as to whether any prospective Lender is a Disqualified Lender or Sanctioned Lender or (y) have any liability with respect to or arising out of any assignment, or disclosure of confidential information, to any Disqualified Lender or Sanctioned Lender.

(iii)  The assignments mentioned above shall not constitute any novation of the Loan or this Agreement and any documented costs and expenses derived therefrom shall be paid by the Lender and the relevant assignee..

(c)   Participations. The Lender may participate, totally or partially, even before the expiration of this Agreement or of any Promissory Note, the Loan made hereunder and under any Promissory Note (as well as the rights that result in its favor according to the Loan Documents), without the need to give notice to, or obtain the consent of, the Loan Parties, any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”). The participations made by the Lender, provided that it maintains the ownership of the Loan and other rights under the Loan Documents and only assumes the obligation to pay certain interest and principal payments thereon to a third party, shall not be considered assignments. Notwithstanding any participation under this subsection (c), the Lender (or its permitted assigns or successors) (i) will have all, and will be responsible for, each of its obligations under this Agreement and the rest of the Loan Documents, (ii) will be liable for any part of its obligations under this Agreement and the rest of the Loan Documents. In no event shall the Participant have any action against the Loan Parties. A Participant shall have the same benefits as the Lender granting such participation with respect to (a) yield protection and increased cost (but not requiring payments in excess of those payable to such Lender in the absence of such participation), (b) with respect to pro rata treatment provisions, and (c) Section 3.1, except (i) such Participant shall not be entitled to receive any greater payment under Section 3.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation, and (ii) the Participant (as a consequence of the participation or even if it remains hidden), will not have the right to receive any additional sum, which exceeds that which would correspond to the Lender or its permitted assignees in terms of Section 2.9.

Section 9.3.  Costs and Expenses. The Borrower shall pay the reasonable and documented costs or expenses (including expenses and costs of legal advisors of the Lender) incurred in the preparation and execution of this Agreement and the other Loan Documents. The Borrower shall pay the Lender, within five (5) Business Days immediately following the date on which it is requested in writing, any reasonable and documented expenses and documented fees (including expenses and costs of legal advisors of the Lender), incurred as a result of any amendment to this Agreement or any other Loan Document, and any cost or documented expenses, if any, in connection with the specific performance or the enforcement (including expenses and documented costs of legal advisors of the Lender) of any Loan Document.

Section 9.4.  Addresses; Notices. (a) For the purposes related to this Agreement, each of the parties designates the following as its domicile:

The Loan Parties

Avenida Ricardo Margáin Zozaya $325

Colonia Valle del Campestre

San Pedro Garza García

Nuevo León, 66265

Mexico

Attention: Director of Corporate Finance

Tel: +5281-8888-4150

Email: fernando.reiter@cemex.com, and

Attention: Legal Department

Tel: +5281-8888-4054

Email: guillermof.hernandez@cemex.com

The Lender

David Alfaro Siqueiros No. 106, 16 Floor

Col. Valle Oriente

Postal Code 66278

San Pedro Garza García

Nuevo León, Mexico

Attention: Manuel Ramírez García, Fidel Garza Chapa, and Claudia Ailed de la Rosa Reyes

Tel: 81 81739000 Email: manuel.ramirez.garcia@banorte.com, fidel.garza.chapa@banorte.com y claudia.delarosa@banorte.com

(b)  Notices and other communications to any party shall be in writing and may be delivered by email or other electronic means, in person, or by a Mexican parcel service with next day delivery, , to the address indicated in this Article for said purposes.

(c)  Notices made hereunder shall be deemed to have been made at the time they are delivered to the recipient thereof, or at the time their delivery is denied by said recipient, as indicated in the acknowledgment of receipt, in case of having been sent by mail, or in the receipt of delivery in case of having been sent by parcel or other service, as the case may be or, in the case of notices sent by email or any other electronic means, at the time they are transmitted and confirmation of transmission is obtained.

(d)  As long as a change of address is not notified in writing to the other parties hereto, notices and other judicial and extrajudicial proceedings that are made at the addresses indicated shall be fully effective.

Section 9.5.  Waiver of Rights. (a) No failure by the parties in exercising any rights under the Loan Documents shall operate as a waiver thereof nor shall any single or partial exercise thereof by said person of any right under the Loan Documents excludes any other right, power or privilege (including those provided in the Applicable Law).

(b)  No waiver or approval by the parties shall be applicable to subsequent transactions, unless otherwise stated in said waiver or approval. No waiver or approval hereunder shall require the granting or denial of any subsequent waiver or approval hereunder.

Section 9.6.  Exhibits; Schedules; Headings. The parties agree that the exhibits and schedules referred to in this Agreement form an integral part hereof. The headings of the Articles and Sections that appear in this Agreement have been inserted with the sole purpose of facilitating their reading; therefore, they do not define or limit their content. For the purposes of interpreting this Agreement, only the content of its Representations and Articles, and not the headings, shall be considered.

Section 9.7.  Severability. If any of the provisions of this Agreement is held to be illegal, invalid or unenforceable, said provision shall be considered independent from the remainder of this Agreement, and the validity, legality and enforceability of the remainder of the provisions shall not be affected or annulled.

Section 9.8.  Entire Agreement. The parties agree that this Agreement, together with the other Loan Documents, constitutes the entire agreement between them and supersedes all other prior agreements and understandings, verbal and written, between the parties regarding the subject matter of this Agreement (or the other Loan Documents, as the case may be).

Section 9.9.  Confidentiality. (a) None of the parties to this Agreement shall disclose Confidential Information to any Person, without the prior consent of the other parties, except to (i) their respective Affiliates and Subsidiaries and their officers, directors, employees, agents, auditors, accounting, financial or legal advisors and, in the case of the Lender, to its current or potential assignees and participants, and only on a confidential basis, or (ii) as required under Applicable Law or by order of the competent Governmental Authority.

(b)   For purposes of this Section 9.9, “Confidential Information” means any information, whether written, oral or contained in electromagnetic media that is provided by the parties in relation to, or derived from, the Loan Documents, before or after the date of this Agreement, regarding its business, finances or transactions, provided that Confidential Information excludes any information that (i) is or becomes public, except for a breach of this section, (ii) was in the possession of the party in question before the other party made any disclosure of Confidential Information, (iii) the party obtains from other sources from which, after having made a reasonable investigation, were not aware of being subject to confidentiality obligations, (iv) is developed independently by the party in question, or (v) is disclosed with the written consent of the other parties.

Section 9.10.  Instrument Coupled with Enforcement. This Agreement, together with the account statements certified by the accountant legally authorized by the Lender, shall be an instrument coupled with enforcement (título ejecutivo) in accordance with the provisions of Article 68 of the Banking Law.

Section 9.11.  Advisory; Mutual Negotiation. Each of the parties has had legal representation by legal advisors of their choice for the negotiation of this Agreement. Therefore, the parties agree that this Agreement has been negotiated and prepared in accordance with the request, direction and joint interpretation of the parties under equal conditions, with the advice and participation of their respective legal advisors, and therefore, it shall be construed in accordance with its terms without favoring any of the parties. The Loan Parties acknowledge and agree that they have been in charge of preparing or supervising the preparation of the Schedules of this Agreement.

Section 9.12.  Applicable Law; Competent Courts. The parties agree that for the interpretation and performance of this Agreement, the laws of Mexico shall be applicable and the parties expressly and irrevocably submit to the exclusive jurisdiction of the competent Federal courts sitting in Mexico City, Mexico, in any dispute that may arise due to the interpretation or enforcement of this Agreement, expressly and irrevocably waiving any other jurisdiction that may correspond to them due to their domicile, present or future, or for any other reason.